Exhibit (a)(2)

– Non-binding English Translation –

Mandatory Publication pursuant to

Sec. 27 para. 3 in conjunction with Sec. 14 para. 3 sentence 1 of the

German Securities Acquisition and

Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG)

Joint Reasoned Statement

of the Management Board and the Supervisory Board

pursuant to Sec. 27 para. 1 WpÜG

of

MorphoSys AG

Semmelweisstrasse 7

82152 Planegg, Germany

on the Public Delisting Purchase Offer

(Cash Offer)

made by

Novartis BidCo AG

Lichtstrasse 35

4056 Basel, Switzerland

to

the shareholders of MorphoSys AG

for the acquisition of all no-par value bearer shares

including all no-par value bearer shares

represented by American Depositary Shares

in

MorphoSys AG

dated 4 July 2024

MorphoSys Shares: ISIN DE0006632003

MorphoSys ADS: ISIN US6177602025

Tendered MorphoSys Shares: ISIN DE000A40ESD9

7 OBJECTIVES AND INTENTIONS OF THE BIDDER, NOVARTIS PHARMA, AND NOVARTIS AG AS WELL AS EXPECTED CONSEQUENCES FOR MORPHOSYS	44

7.1 Objectives and Intentions set forth in the Offer Document	44
7.2 Members of the Management Board and the Supervisory Board of MorphoSys	47
7.3 Structural Measures	47
7.4 Evaluation of the Objectives and Intentions of the Bidder, Novartis Pharma and Novartis AG and Expected Consequences for MorphoSys	48

8 CONSEQUENCES FOR MORPHOSYS SECURITYHOLDERS	49

8.1 Possible Consequences of Acceptance of the Delisting Purchase Offer	50
8.2 Possible Consequences of Non-Acceptance of the Delisting Purchase Offer	51

9 REGULATORY APPROVALS AND PROCEDURES	52

10 BACKGROUND OF THE DELISTING PURCHASE OFFER, PREVIOUS CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS WITH NOVARTIS	52

10.1 Previous Takeover Offer	52
10.2 Further Agreements after the Launch of the Previous Takeover Offer	53

11 PERSONS OR ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED	55

12 PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS	56

13 INTERESTS OF THE MEMBERS OF THE MANAGEMENT BOARD AND SUPERVISORY BOARD	56

14 SHAREHOLDINGS OF THE MEMBERS OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD	56

15 FINAL STATEMENT AND RECOMMENDATION	56

DEFINED TERMS

2024 Incentive Plans	19
2024 Performance Share Unit Program	19
2024 Restricted Stock Unit Program	19
Acceptance Period	34
ADS Deposit Agreement	47
ADS Depositary	37
ADS Tender Agent	8
Affiliates	31
AktG	15
BaFin	9
Banking Day	11
BET	21
Bidder	7
BörsG	7
Business Combination Agreement	8
CA	54
Centerview	42
Clearstream	36
Closing	34
Competing Offer	34
Conditional Capital 2016-III	17
Conditional Conversion Right	17
Confidentiality Agreement	55
Contribution	8
Convertible Bonds	17
Custodian Bank	36
Declaration of Acceptance	36
Delisting	7
Delisting Agreement	8
Delisting Application	8
Delisting Purchase Offer	7
DPSA	53
DTC	37
Early Redemption Right I	18
Early Redemption Right II	18
EUR	11
EURbn	11
EURm	11
Fairness Opinion	42
Frankfurt am Main Local Time	11
FSE	8
FSE Trading Day	11
G&A	23
German Offer and Delisting Rules	9
Germany	11
IASB	22
IDW S 1 Standard	48
IFRS	22
Incentive Plans	19
Interim Period	53

JAK	21
JCSC	53
JDSC	53
Management Board	10
Merger Squeeze-Out	43
MorphoSys	7
MorphoSys ADR	7
MorphoSys ADRs	7
MorphoSys ADS	7
MorphoSys ADS Holder	7
MorphoSys ADS Holders	7
MorphoSys ADSs	7
MorphoSys Affiliate	20
MorphoSys Group	7
MorphoSys Securities	7
MorphoSys Securityholders	7
MorphoSys Share	7
MorphoSys Shareholders	7
MorphoSys Shares	7
Nasdaq	9
New MorphoSys Shares	39
New York Local Time	11
Novartis	7
Novartis AG	7
Novartis BidCo Germany	8
Novartis Pharma	26
Offer Document	7
Offer Price	7
Performance Share Unit	19
Performance Share Unit Programs	19
Previous Offer Price	40
Previous Takeover Offer	8
QAA	54
R&D	23
Restricted Stock Unit	19
Restricted Stock Unit Programs	19
Sandoz Division	28
Schedule 14D-9	11
Schedule TO	7
SEC	7
SEC Relief	9
Side Purchases	8
SLFA	54
Squeeze-Out Cash Consideration	43
Squeeze-Out-Valuation	48
Statement	7
Stock Option	19
Stock Option Programs	19
Supervisory Board	10
Supplemental Statements	13

Tendered MorphoSys ADSs	38
Tendered MorphoSys Shares	36
Terms and Conditions	17
U.S.	9
U.S. Exchange Act	9
U.S. Offer Rules	9
U.S. Working Day	11
UmwG	43
United States	9
USD	11
USDbn	11
USDm	11
Valuation Method	48
ValueTrust	48
WpHG	15
WpÜG	7
WpÜG Offer Regulation	9
XETRA	19

NOTE TO THE SHAREHOLDERS OF MORPHOSYS AG

Dear MorphoSys Securityholders,

On 20 June 2024, Novartis BidCo AG and MorphoSys jointly announced that they entered into a Delisting Agreement regarding a public delisting purchase offer to be made by Novartis BidCo AG, a wholly-owned subsidiary of Novartis AG, to the MorphoSys Securityholders to acquire all MorphoSys Shares for a cash consideration of EUR 68.00 per MorphoSys Share.

On 4 July 2024, Novartis BidCo AG has launched its Public Delisting Purchase Offer by way of publication of the Offer Document (Angebotsunterlage), as permitted by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht BaFin). This Statement provides the joint reasoned statement (gemeinsame begründete Stellungnahme) of the Management Board and Supervisory Board regarding the Delisting Purchase Offer launched by Novartis BidCo AG.

Before entering into the Delisting Agreement, the Management Board and the Supervisory Board made a thorough assessment of the envisaged public delisting purchase offer and the contemplated delisting of MorphoSys. Consistent with their duties under corporate law, the Management Board and Supervisory Board, following a careful review of the alternatives and the different stakeholders’ interests as well as with the support of their legal advisors, unanimously concluded that the Delisting Purchase Offer and the contemplated delisting is in the best interest of MorphoSys and its Securityholders, the sustainable success of its business as well as its clients, employees and other stakeholders.

We believe it is important to share with you our considerations, views and recommendation with respect to the Delisting Purchase Offer, which you will find in this Statement. We strongly encourage each MorphoSys Securityholder to read the Offer Document and this Statement carefully. Each MorphoSys Securityholder must make their own decision on whether and to what extent to accept the Delisting Purchase Offer, taking into account the overall circumstances.

As further set out in this Statement, the Management Board and the Supervisory Board each unanimously resolved to support the Delisting Purchase Offer and to recommend that MorphoSys Securityholders accept the Delisting Purchase Offer and tender their MorphoSys Securities in the Delisting Purchase Offer.

Yours sincerely,

Dr. Arkadius Pichota	Lukas Gilgen	Heinrich Moisa

Chief Executive Officer and member of the Management Board	Chief Financial Officer and member of the Management Board	Chairman of the Supervisory Board

JOINT REASONED STATEMENT

OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD

1	INTRODUCTION

1.1	Background of the Offer

On 4 July 2024, Novartis BidCo AG (formerly known as Novartis data42 AG), a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office at Lichtstrasse 35, 4056 Basel, Switzerland, registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-477.907.492 (the “Bidder”) and a wholly-owned indirect subsidiary of Novartis AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office at Lichtstrasse 35, 4056 Basel, Switzerland, registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-103.867.266 (“Novartis AG”, and together with the Bidder and its other subsidiaries, “Novartis”) published an offer document (Angebotsunterlage) pursuant to Sec. 11 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – “WpÜG”) in conjunction with Sec. 14 paras. 2 and 3 WpÜG and Sec. 39 para. 2 sentence 3 no. 1 of the German Stock Exchange Act (Börsengesetz – ”BörsG) for its public delisting purchase offer (öffentliches Delisting-Erwerbsangebot) for the acquisition of all no-par value bearer shares (auf den Inhaber lautende Stückaktien) in MorphoSys AG a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, with registered office in Semmelweisstrasse 7, 82152 Planegg, Germany, registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 121023 (“MorphoSys” and, together with its subsidiaries, the “MorphoSys Group”). The aforementioned offer document together with its annexes is hereinafter referred to as the “Offer Document”, the public delisting purchase offer (öffentliches Delisting-Erwerbsangebot) for the acquisition of all no-par value bearer shares (auf den Inhaber lautende Stückaktien) in MorphoSys is herein referred to as the “Delisting Purchase Offer” and the delisting of MorphoSys contemplated by the Delisting Purchase Offer is herein referred to as the “Delisting”.

As per the Offer Document, the Bidder and Novartis AG will file with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement of the Bidder on Schedule TO (the “Schedule TO”), of which the English translation of the Offer Document forms a part. References to the Offer Document in this Statement (this “Statement”) without further specification, refer to both the German version and the English translation of the Offer Document.

The Delisting Purchase Offer is directed towards all shareholders of MorphoSys (collectively, the “MorphoSys Shareholders”) and all holders of MorphoSys American Depository Shares representing MorphoSys Shares (collectively, the “MorphoSys ADS Holders” and each individually, a “MorphoSys ADS Holder”). The MorphoSys Shareholders and MorphoSys ADS Holders are hereinafter collectively referred to as the “MorphoSys Securityholders”.

The object of the Delisting Purchase Offer is the acquisition of (i) all issued no-par value bearer shares (auf den Inhaber lautende Stückaktien) in MorphoSys with a notional interest in the share capital (rechnerischer Anteil am Grundkapital) of MorphoSys of EUR 1.00 each, including all ancillary rights, in particular the right to dividends, existing at the time of the settlement of the Delisting Purchase Offer, not held directly by the Bidder (ISIN DE0006632003) (collectively, the “MorphoSys Shares” and each individually, a “MorphoSys Share”) and (ii) all MorphoSys Shares represented by American Depositary Shares (collectively, the “MorphoSys ADSs” and each individually, a “MorphoSys ADS”) against payment of cash consideration in the amount of EUR 68.00 per MorphoSys Share without interest (the “Offer Price”). The MorphoSys Shares and the MorphoSys ADSs are hereinafter collectively referred to as “MorphoSys Securities”.

MorphoSys ADS may be evidenced by American Depositary Receipts (all MorphoSys ADS represented by American Depository Receipts collectively, the “MorphoSys ADRs” and each, a “MorphoSys

ADR”). Each MorphoSys ADS represents one-quarter of one MorphoSys Share. MorphoSys ADS Holders are permitted to tender the underlying MorphoSys Shares in respect of the MorphoSys ADSs in the Delisting Purchase Offer following their withdrawal from the MorphoSys ADS program (as described in Sec. 13.3 of the Offer Document) or to instruct the Bank of New York Mellon as tender agent (the “ADS Tender Agent”) to deliver the MorphoSys Shares underlying their MorphoSys ADSs against payment (as described in Sec. 13.2 of the Offer Document). MorphoSys ADS Holders may accept the Delisting Purchase Offer regardless of whether the total number of MorphoSys ADSs tendered by them is an integral multiple of four (4) (i.e., the Delisting Purchase Offer may be accepted for one (1), two (2) or three (3) MorphoSys ADSs).

Delisting Agreement

On 20 June 2024, the Bidder and MorphoSys entered into a delisting agreement (the “Delisting Agreement”). The Delisting Agreement substantiates the business combination agreement between Novartis AG, the Bidder and MorphoSys dated 5 February 2024 (the “Business Combination Agreement”) with regard to the Delisting (see Sec. 8.1.2 of the Offer Document). Under the Delisting Agreement, MorphoSys agreed with the Bidder, subject to compliance with applicable law and fiduciary duties and the review of the Offer Document, to support the Delisting and to file an application for the revocation of the admission of all MorphoSys Shares to trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (the “FSE”) (the “Delisting Application”). The Delisting Application must be submitted no later than one (1) week prior to the expiry of the Acceptance Period (as defined below in Sec. 5.5.2). The Delisting will not become effective before the expiry of the Acceptance Period. For details, please refer to Sec. 8.2 of the Offer Document.

Previous Takeover Offer and Side Purchases

The Delisting Purchase Offer was preceded by a voluntary public takeover offer (see Sec. 6.7.1 and 8.1.1 of the Offer Document) that is described in more detail in Sec. 4.3.1 below (the “Previous Takeover Offer”). Until the expiry of the additional acceptance period of the Previous Takeover Offer, 29,336,378 MorphoSys Shares (approximately 77.78% of the share capital and approximately 77.89% of the voting share capital in MorphoSys) were tendered into the Previous Takeover Offer. The Bidder acquired the MorphoSys Shares tendered during the acceptance period of the Previous Takeover Offer upon settlement on 23 May 2024 and the MorphoSys Shares tendered during the additional acceptance period of the Previous Takeover Offer upon settlement on 10 June 2024, each at a price of EUR 68.00 per MorphoSys Share.

In addition, in the period from 12 April 2024 to 16 April 2024, the Bidder acquired a total of a further 4,360,100 MorphoSys Shares via the stock exchange and in the period from 10 June 2024 to 16 June 2024 a further 641,331 MorphoSys Shares via over-the-counter trading (see Sec. 6.7.2 and Sec. 6.7.3 of the Offer Document) (together the “Side Purchases”). The Side Purchases are described in more detail in Sec. 4.3.1 below.

Transfer of the MorphoSys Shares to Novartis BidCo Germany

On 19 June 2024, the Bidder transferred all of the 29,336,378 MorphoSys Shares that had been tendered by the end of the additional acceptance period of the Previous Takeover Offer and transferred to the Bidder upon its completion, as well as the additional 5,001,431 MorphoSys Shares that the Bidder had acquired on the stock exchange and over the counter, for a total of 34,337,809 MorphoSys Shares, free of charge to Novartis BidCo Germany AG, a stock corporation (Aktiengesellschaft) established under German law, with registered office in Munich, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 283042 (“Novartis BidCo Germany”) (the “Contribution”). On 21 June 2024, BaFin positively decided to disregard voting rights from the transferred MorphoSys Shares in the calculation of the proportion of voting rights pursuant to Sec. 36 no. 3 WpÜG. As a result, Novartis BidCo Germany was not obligated to launch a mandatory public takeover offer addressed to the MorphoSys Securityholders following the Contribution.

1.2	German Offer and Delisting Rules and U.S. Offer Rules

The Delisting Purchase Offer will be carried out in accordance with Sec. 39 BörsG, the WpÜG and the German Regulation on the Content of the Offer Document, the Consideration for Takeover Offers and Mandatory Offers and the Exemption from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots) (the “WpÜG Offer Regulation” and, together with the WpÜG and the BörsG, the “German Offer and Delisting Rules”).

Pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG, at the date an application pursuant to Sec. 39 para. 2 sentence 1 BörsG for the revocation of the admission to trading on the regulated market (regulierter Markt) is filed, an offer document pursuant to the WpÜG must have been published which contains a delisting purchase offer to acquire all shares of the target company affected by the delisting for a cash consideration in Euro and the document must refer to the delisting application. Such delisting purchase offer must comply with both the requirements of Sec. 39 BörsG as well as the provisions of the WpÜG applicable to acquisition offers, including the ancillary laws. The Offer Document and the Delisting Purchase Offer therefore must satisfy not only the requirements according to the WpÜG, but also meet the requirements under the BörsG for a delisting purchase offer, including the minimum price requirements, to the MorphoSys Shareholders affected by the Delisting.

Following the completion of the Previous Takeover Offer and the completion of the Contribution, the Bidder indirectly holds through its subsidiary Novartis BidCo Germany 34,337,809 MorphoSys Shares, corresponding to approximately 91.04 % of the share capital and approximately 91.17% of the voting share capital of MorphoSys and therefore already controls MorphoSys within the meaning of Sec. 29 para. 2 WpÜG in conjunction with Sec. 30 para. 1 sentence 1 no. 1 and sentence 3 WpÜG. Therefore, the Delisting Purchase Offer constitutes a public tender offer (einfaches Erwerbsangebot) and the specific provisions of the WpÜG relating to takeover offers (Übernahmeangebote) and mandatory offers (Pflichtangebote) only apply to the Delisting Purchase Offer as provided by Sec. 39 BörsG.

In particular, the Delisting Purchase Offer is not subject to any conditions (see Sec. 12 of the Offer Document), and, according to the Offer Document, the consideration satisfies the requirements pursuant to Sec. 39 para. 3 sentence 2 BörsG (see Sec. 10 of the Offer Document), and the Offer Document contains under Sec. 9.1 the notices pursuant to Sec. 2 no. 7a WpÜG Offer Regulation.

In addition, in view of the base of MorphoSys Securityholders in the United States and as a result of the MorphoSys ADSs being listed on the Nasdaq Global Select Market (the “Nasdaq”), the Delisting Purchase Offer must also comply with U.S. Offer Rules (as defined below). Therefore, the Delisting Purchase Offer is being carried out in accordance with the securities laws of the United States of America (the “United States” or “U.S. ”), including the provisions applicable to tender offers of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) and the rules and regulations promulgated thereunder (together with the U.S. Exchange Act and the exemptive or no-action relief granted by the SEC to reconcile certain areas where German law and U.S. law conflict, the “U.S. Offer Rules”). As described in Sec. 21 of the Offer Document, the Bidder applied for exemptive or no-action relief with the SEC prior to the publication of the Offer Document, which was granted by the SEC on 3 July 2024 (the “SEC Relief”).

The compliance of the Delisting Purchase Offer with the German Offer and Delisting Rules will be supervised by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (the “BaFin”). The BaFin reviewed the German version of the Offer

Document as legally required according to the German Offer and Delisting Rules and permitted the publication of the Offer Document on 4 July 2024. The BaFin has neither reviewed nor authorised the English translation of the offer document. On 4 July 2024, the Bidder published the German version of the Offer Document on the internet at its website at

https://www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer and made copies thereof available free of charge at Deutsche Bank Aktiengesellschaft, TAS, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany (MorphoSys Securityholders may request to obtain a copy of the Offer Document free of charge via email to dct.tender-offers@db.com or by fax: +49 69 910 38794, indicating a valid mailing address). In addition, the Bidder has made available a non-binding English translation of the Offer Document, which has not been reviewed by the BaFin, on the internet at its website at

https://www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.

Notice of the availability of copies of the German version of the Offer Document provided free of charge in Germany and the website at which the German version of the Offer Document is available, has been published by the Bidder on 4 July 2024 in the German Federal Gazette (Bundesanzeiger).

As required under the U.S. Exchange Act, after approval of the publication of the Offer Document by BaFin on the date of publication of the Offer Document the Bidder and Novartis AG filed with the SEC a so-called tender offer statement on Schedule TO, of which the Offer Document forms a part, and may file amendments thereto.

The Delisting Purchase Offer has not been approved or disapproved by the SEC or any state securities commission in the United States, nor has the SEC or any state securities commission in the United States passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained herein or in the Offer Document. Any representation to the contrary is unlawful. The Delisting Purchase Offer will not be submitted to the review procedures of any other securities regulator outside of Germany and has not been approved or recommended by any such regulator, however, in the United States the Schedule TO has been filed with the SEC and published.

The Bidder does not intend to make the Delisting Purchase Offer as a public offer pursuant to the applicable law of any jurisdictions other than Germany and the United States.

2	GENERAL INFORMATION ABOUT THIS STATEMENT

2.1	Legal Basis for this Statement

Pursuant to Sec. 27 para. 1 sentence 1 WpÜG, the management board (Vorstand) of MorphoSys (the “Management Board”) and the supervisory board (Aufsichtsrat) of MorphoSys (the “Supervisory Board”) are each obliged to issue a reasoned statement (begründete Stellungnahme) on the Delisting Purchase Offer and any amendments thereto. The reasoned statement may be issued jointly by the Management Board (Vorstand) and the Supervisory Board (Aufsichtsrat) of a target company (Zielgesellschaft).

Pursuant to Sec. 27 para. 1 sentence 2 WpÜG, this Statement must, in particular, address

(i)	The type and the amount of the consideration being offered;

(ii)

The expected consequences of a successful Delisting Purchase Offer for MorphoSys and the employees of MorphoSys and their representative bodies, on the terms and conditions of employment, and on the business locations of MorphoSys;

(iii)	The objectives pursued by the Bidder with the Delisting Purchase Offer; and

(iv)	The intention of each member of the Management Board and the Supervisory Board, as far as they are holders of securities of the company, to accept the Delisting Purchase Offer.

Pursuant to Sec. 27 para. 2 WpÜG, the employees of the target company, where no works council (Betriebsrat) is established, such as MorphoSys, may directly submit their written comments on the Delisting Purchase Offer to the Management Board (Vorstand) of the target company.

2.2	Joint Reasoned Statement by the Management Board and the Supervisory Board

On 4 July 2024, the Offer Document was provided to the Management Board.

Upon receipt of the Offer Document, the Management Board made it available without delay to the Supervisory Board and since no works council has been established at the level of MorphoSys, to the employees of the MorphoSys Group.

The Management Board and the Supervisory Board have each decided to jointly issue and publish this joint reasoned statement (gemeinsame begründete Stellungnahme) pursuant to Sec. 27 para. 1 sentence 1 WpÜG on the Delisting Purchase Offer. The Management Board and the Supervisory Board, each individually, have discussed the Delisting Purchase Offer and this Statement and have each unanimously resolved to approve this Statement on 4 July 2024.

Furthermore, the English version of this Statement is being filed by MorphoSys with the SEC as an exhibit to its Solicitation/Recommendation Statement on Schedule 14D-9 filed pursuant to Sec. 14(d)(4) of the U.S. Exchange Act (the “Schedule 14D-9”) and MorphoSys will disseminate the Schedule 14D-9 to MorphoSys Securityholders to the extent required by applicable U.S. Offer Rules and any other applicable law.

2.3	Certain Defined Terms and Meanings

Except as expressly stated otherwise, references in this Statement to a certain time are references to the respective local time in Frankfurt am Main, Germany (“Frankfurt am Main Local Time”) and/or the local time in New York, New York, United States local time (“New York Local Time”).

References in this Statement to a “Banking Day” refer to any day on which banks in Frankfurt am Main, Germany and New York, New York, United States, are open for general business with retail customers.

References to “Germany” refer to the Federal Republic of Germany.

The specification “EUR” relates to the Euro currency; “EURm” means million Euros; and “EURbn” means billion Euros.

References in this Statement to an “FSE Trading Day” refer to a day on which the FSE is open for trading.

The specification “USD” relates to the United States Dollar currency; “USDm” means million United States Dollars; and “USDbn” means billion United States Dollars.

Except as expressly stated otherwise, expressions such as “currently”, “at the present time”, “now”, “at present” or “today” references in this Statement refer to 4 July 2024, the date of publication of this Statement.

All references in this Statement to a “U.S. Working Day” refer to every day except for Saturdays, Sundays and U.S. federal public holidays.

In accordance with the Business Combination Agreement and the Delisting Agreement, the term “best efforts” describes in this Statement all such efforts which are from the perspective of a prudent business person reasonable and appropriate (alle wirtschaftlich vernünftigen und angemessenen Bemühungen).

To the extent that this Statement contains references to websites on the Internet, these were last accessed by MorphoSys on 4 July 2024.

2.4	Factual Basis for this Statement

Except as expressly stated otherwise, any information contained in this Statement relating to the Bidder, the persons acting jointly with the Bidder, and the Delisting Purchase Offer, including the Bidder’s intentions, is based on the information contained in the Offer Document and other publicly available information. The Management Board and the Supervisory Board are not in a position to verify all of the information contained in the Offer Document or to influence the realization of the Bidder’s stated intentions. There can be no assurance that the intentions published in the Offer Document will be realized. Furthermore, Sec. 2.6 of the Offer Document sets forth that the Bidder will update the Offer Document (also with regard to any changed intentions) only to the extent required by either the German Offer and Delisting Rules or U.S. Offer Rules and permitted under both the German Offer and Delisting Rules and U.S. Offer Rules.

This Statement may contain hypertext links to information on MorphoSys’ website, Novartis AG’s website or other websites. The information on any such website is not incorporated by reference into this Statement and does not constitute a part of this Statement.

The Management Board and the Supervisory Board do not intend to update this Statement and disclaim any obligation to do so, unless required under German or U.S. law.

2.5	Forward Looking Statements

This Statement contains certain forward-looking statements concerning MorphoSys, the Bidder and the Delisting that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this Statement, MorphoSys’ forward-looking statements include statements about the ability of the Bidder, Novartis AG and MorphoSys to complete the transactions contemplated by the Delisting Agreement or the Business Combination Agreement, the expected timetable for the consummation of the Delisting, plans, objectives, expectations and intentions of MorphoSys and the Bidder; and the financial condition, results of operations and business of MorphoSys and Novartis AG.

The forward-looking statements contained in this Statement represent the judgment of MorphoSys as of the date of this Statement and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of MorphoSys, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if MorphoSys’ results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Delisting; the possibility that competing offers will be made; the effects of the Delisting on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis may not realize the potential benefits of the Delisting; transaction costs associated with the Delisting; that the MorphoSys’ expectations may be incorrect; the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements; MorphoSys’ reliance on collaborations with third parties; estimating the commercial potential of MorphoSys’ development programs; and other risks indicated in the risk factors included in MorphoSys’ filings with the SEC, including MorphoSys’ Annual Report on Form 20-F, as well as this Statement and the so-called tender offer statement as exhibit to the Schedule TO and related tender offer documents to be filed by the Bidder and Novartis. These forward-looking statements speak only as of the date of publication of this Statement. MorphoSys expressly disclaims any obligation to update any such forward-looking statements in this Statement to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.

2.6	No Statement by the Employees of MorphoSys

Pursuant to Sec. 27 para. 2 WpÜG, the competent works council(s) of the target company (Zielgesellschaft) may provide the management board of a target company (Zielgesellschaft) with a statement on the offer which the management board of the target company (Zielgesellschaft) must, pursuant to Sec. 27 para 2 WpÜG attach to its own statement without prejudice to its obligation to publish its reasoned statement under Sec. 27 para. 3 sentence 1 WpÜG.

At the level of MorphoSys, no works council has been established. The Offer Document has therefore been made available directly to the employees of the MorphoSys Group through MorphoSys’ intranet.

As of the date of publication of this Statement, MorphoSys’ employees have not submitted a written statement in connection with the Delisting Purchase Offer. Hence, no statement of employees or any works council or other employee representative is attached to this Statement in accordance with Sec. 27 para. 2 WpÜG.

This Statement is, in accordance with Sec. 27 para. 3 sentence 2 WpÜG, simultaneously with its publication, being made available to the employees of the MorphoSys Group through MorphoSys’ intranet.

2.7	Publication of this Statement and Additional Statements

In accordance with Sec. 27 para. 3 and Sec. 14 para. 3 sentence 1 WpÜG, this Statement, as well as any supplements hereto and any additional statements made in connection with any amendments to the Delisting Purchase Offer (the “Supplemental Statements”) will be published on the internet at the website of MorphoSys in the German language at

https://www.morphosys.com/de/investoren/Novartis-TakeoverOffer and in the English language at

https://www.morphosys.com/en/investors/Novartis-TakeoverOffer.

Copies of the German version of this Statement and German versions of any Supplemental Statements will be obtainable free of charge at MorphoSys AG, Investor Relations, Semmelweisstrasse 7, 82152 Planegg, Germany, tel.: +49 89 89927 404, email: investors@morphosys.com. The publication of the German version of this Statement and German versions of any Supplemental Statements as well as information about the free distribution of such statements will be announced by notice in the German Federal Gazette (Bundesanzeiger).

The English translation of this Statement is being filed by MorphoSys with the SEC as an exhibit to its Schedule 14D-9 and MorphoSys will disseminate the Schedule 14D-9 to MorphoSys Securityholders to the extent required by applicable U.S. Offer Rules and any other applicable law. A copy of the Schedule 14D-9, including the exhibits and any amendments or supplements thereto and other documents filed with the SEC may also be examined at the SEC after the filing of the Schedule 14D-9 with the SEC on the date of publication of this Statement, free of charge on the internet at the website of the SEC at

https://www.sec.gov/edgar/browse/?CIK=1340243.

Furthermore, the Schedule 14D-9 and any amendments or supplements will be available on the internet at the website of Novartis AG at

https://www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer as well as of MorphoSys at

https://www.morphosys.com/en/investors/Novartis-TakeoverOffer and copies of the Schedule 14D-9 and any amendments or supplements will be obtainable free of charge by contacting MorphoSys AG, Semmelweisstrasse 7, 82152 Planegg, Germany, tel.: +49 89 89927 404, email: investors@morphosys.com.

2.8	Responsibility of MorphoSys Securityholders

The description of the Delisting Purchase Offer contained in this Statement does not purport to be complete. Therefore, the terms of the Offer Document alone are authoritative and decisive as regards the content and implementation of the Delisting Purchase Offer. The assessments and recommendations of the Management Board and the Supervisory Board contained in this Statement are not binding upon the MorphoSys Securityholders. Where and to the extent this Statement refers to the Delisting Purchase Offer or the Offer Document or quotes, summarizes or reproduces portions of them, such statements constitute mere references for information purposes. The Management Board and the Supervisory Board neither adopt the Delisting Purchase Offer or the Offer Document as their own in any way nor assume any liability for the correctness, accuracy or completeness of the Delisting Purchase Offer and the Offer Document.

It will be the responsibility of the individual MorphoSys Securityholders to review the Offer Document. MorphoSys Securityholders who accept or do not accept the Delisting Purchase Offer will be responsible for fulfilling the requirements and conditions that apply to MorphoSys Securityholders as set forth in the Offer Document.

In this Statement, the Management Board and the Supervisory Board have not taken into account the individual circumstances of each MorphoSys Securityholder (including their personal tax situation). Ultimately, each MorphoSys Securityholder must make their own independent decision whether and, if so, to what extent to accept the Delisting Purchase Offer, taking into account the overall circumstances, their individual situation (including their individual tax situation), and their personal assessment of the possibilities of the future development of the value and share price of MorphoSys Securities. In particular, the specific tax situation of each MorphoSys Securityholder may in individual cases result in valuations different from those presented by the Management Board and the Supervisory Board. The Management Board and the Supervisory Board recommend that each MorphoSys Securityholder seeks individual tax and legal advice from their own tax and legal advisors.

MorphoSys Securityholders who wish to accept the Delisting Purchase Offer should examine whether accepting the Delisting Purchase Offer is compatible with any legal obligations that may arise from their personal circumstances (e.g., security interests in the MorphoSys Securities or selling restrictions). It is not practicable for the Management Board and the Supervisory Board to examine each MorphoSys Securityholder’s individual obligations or to take such obligations into account in making their recommendation. The Management Board and the Supervisory Board recommend that all persons who receive the Offer Document outside Germany or the United States or who wish to accept the Delisting Purchase Offer but are subject to the securities laws of any jurisdiction other than Germany and the United States, inform themselves of the applicable securities laws and act in compliance therewith.

The Management Board and the Supervisory Board do not assume any responsibility for the decisions of MorphoSys Securityholders and their consequences.

2.9	MorphoSys Securityholders in the United States

This Statement is made in accordance with the statutory requirements of Germany. In addition, MorphoSys is filing the English translation of this Statement with the SEC as an exhibit to the Schedule 14D-9. The Management Board and the Supervisory Board advise MorphoSys Securityholders with place of residence, seat or place of habitual abode in the United States that this Statement has been prepared in accordance with a format and structure generally customary in Germany, which differs from the format and structure customary for a so-called Solicitation/Recommendation Statement in the United States.

Neither the SEC nor any state securities commission in the United States have approved or disapproved this Statement or reviewed this Statement prior to its publication.

3	INFORMATION ABOUT MORPHOSYS

3.1	General Information on MorphoSys

MorphoSys was founded in 1992 by Dr. Simon Moroney and Prof. Dr. Andreas Plückthun. Today, MorphoSys is organized as a stock corporation (Aktiengesellschaft) established under the laws of Germany. Its company name (Firma) is MorphoSys AG.

The corporate purpose of MorphoSys is the identification, research, optimization, development, application, commercialization and marketing and distribution of technologies, processes and products in the field of pharmaceuticals, active pharmaceutical ingredients and corresponding intermediates and the provision of related services.

MorphoSys’ financial year is the calendar year.

MorphoSys’ registered business address is at Semmelweisstrasse 7, 82152 Planegg, Germany (tel.: +49 89 899270).

3.2	Capital and Shareholder Structure of MorphoSys

Share Capital

The share capital (Grundkapital) of MorphoSys registered at the time of the publication of this Statement in the commercial register (Handelsregister) amounts to EUR 37,655,137.00 and is divided into 37,655,137 no-par value bearer shares (auf den Inhaber lautende Stückaktien), each representing a notional interest in the share capital of EUR 1.00. There are no other classes of shares. The share capital has been fully paid up. The MorphoSys Shares were created pursuant to the laws of Germany and are denominated in Euro. MorphoSys holds 53,685 MorphoSys Shares as treasury shares.

According to the publication of the total number of voting rights in MorphoSys pursuant to Sec. 41 of the German Securities Trading Act (Wertpapierhandelsgesetz – “WpHG”) on 2 April 2024, the total number of voting rights based on MorphoSys Shares amounted to 37,716,423 on 31 March 2024. The corresponding increase of the share capital from EUR 37,655,137.00 by EUR 61,286.00 to EUR 37,716,423.00 is due to the issue of subscription shares from the Conditional Capital 2016-III (as defined below in the section “Conditional Capital”). Pursuant to Sec. 201 of the German Stock Corporation Act (Aktiengesetz – “AktG”), the Management Board will file an application for the registration of the issuance of the subscription shares with the commercial register (Handelsregister) by no later than at the end of January 2025.

Since 31 March 2024 no new MorphoSys Shares have been issued. Therefore, at the time of publication of this Statement, MorphoSys’ share capital amounts to EUR 37,716,423.00 and is divided into 37,716,423 no-par value bearer shares (auf den Inhaber lautende Stückaktien), each representing a notional interest in the share capital of EUR 1.00.

Shareholder Structure

To the knowledge of MorphoSys on the basis of the notifications made in accordance with the WpHG and information provided to MorphoSys (as specified in the table below), as of 3 July 2024, 16:00 hours Frankfurt am Main Local Time, the shareholders listed below hold, directly or indirectly, 3% or more of the voting rights from MorphoSys Shares:

Direct or Indirect Holdings in MorphoSys
Shareholders	Share(1)
Novartis BidCo Germany AG	91.04%
BlackRock, Inc.	4.81%
Matthew Halbower	4.52%
Barclays PLC	4.49%
Bank of America Corporation	4.24%
UBS Group AG	4.12%
The Goldman Sachs Group, Inc.	3.91%
Morgan Stanley	3.47%

(1)	Including voting rights attributable to instruments within the meaning of Sec. 38 WpHG.

Historic Stock Exchange Prices

The table below sets forth, for the calendar periods indicated, the high and low German closing prices for the MorphoSys Shares (all stock exchanges, including the XETRA electronic trading system of the FSE), and the high and low closing prices per MorphoSys ADS as reported on the Nasdaq.

	Price of a MorphoSys Share in EUR		Price of a MorphoSys ADS in USD
2022	High	Low	High	Low
1st Quarter	34.26	21.55	9.73	5.87
2nd Quarter	26.91	17.27	7.39	4.52
3rd Quarter	24.03	16.54	6.14	4.14
4th Quarter	23.35	12.05	5.74	3.21

2023
1st Quarter	19.33	13.21	5.22	3.56
2nd Quarter	28.00	14.46	7.74	3.95
3rd Quarter	31.13	25.83	8.60	6.72
4th Quarter	35.40	16.09	9.90	4.55

2024
1st Quarter	67.22	30.75	18.18	8.60
2nd Quarter	69.35	65.65	19.34	17.36

Source: Bloomberg as of 30 June 2024

Authorized Capital

The Management Board, with the approval of the Supervisory Board, is authorized to increase the share capital of MorphoSys in one or several tranches up until 16 May 2028 by up to EUR 6,846,388.00 against cash and/or non-cash contributions by issuing up to 6,846,388 new MorphoSys Shares (Authorized Capital 2023-I). The shareholders of MorphoSys are generally entitled to subscription rights; however, the subscription rights may, with the Supervisory Board’s consent, be excluded in certain cases specified in the articles of association of MorphoSys, which are in line with market practice.

The Management Board is further authorized to increase MorphoSys’ share capital with the approval of the Supervisory Board, in each case in one or several tranches:

(i)	by up to EUR 41,552.00 until 18 May 2026 (Authorized Capital 2021-III); and

(ii)	by up to EUR 1,978,907.00 until 17 May 2027 (Authorized Capital 2022-I),

in each case by issuing a corresponding number of new MorphoSys Shares against cash or non-cash contribution. In each case, subscription rights are excluded. The authorized capital may in each case be used to grant MorphoSys Shares to directors, officers and employees of MorphoSys US Inc. under a Restricted Stock Unit Program (as defined below).

Conditional Capital

According to the articles of association of MorphoSys, its share capital is conditionally increased (i) by up to EUR 2,475,437.00 (Conditional Capital 2016-I) and (ii) by up to EUR 3,289,004.00 (Conditional Capital 2021-I), in each case solely to be used for granting new MorphoSys Shares to holders of conversion or option rights. The conditional capital increase may only be carried out to the extent that the holders of conversion or option rights exercise their conversion or option rights or fulfill conversion obligations arising from such bonds.

Furthermore, according to the articles of association of MorphoSys, its share capital is conditionally increased (i) by up to EUR 416,297.00 (“Conditional Capital 2016-III”) and (ii) by up to EUR 507,668.00 (Conditional Capital 2020-I), in each case for the sole purpose of fulfilling certain subscription rights. The conditional capital increase may only be carried out to the extent that holders of specified subscription rights exercise their right to subscribe for MorphoSys Shares. As a result of the aforementioned issuance of subscription shares, the remaining Conditional Capital 2016-III amounts to EUR 355,011.00.

Convertible Bonds

MorphoSys placed non-subordinated, unsecured convertible bonds in 2020 for a nominal amount of EUR 325,000,000, equal to 3,250 bonds with a nominal amount of EUR 100,000 each, and maturing on 16 October 2025 (ISIN DE000A3H2XW6). On 30 March 2023, MorphoSys repurchased outstanding convertible bonds via a modified reverse Dutch auction procedure. At the close of the modified reverse Dutch auction procedure, MorphoSys agreed to repurchase bonds representing EUR 62,900,000 in aggregate principal amount (approximately 19.35% of the outstanding principal amount). The purchase price per EUR 100,000 nominal was EUR 64,000. At the time of the publication of this Statement, convertible bonds maturing on 16 October 2025 (ISIN DE000A3H2XW6) with a nominal amount of EUR 262,100,000, with a nominal interest rate of 0.625% per annum, are outstanding (the “Convertible Bonds”).

The terms and conditions of the Convertible Bonds (the “Terms and Conditions”) provided for a right of the bondholders to convert their Convertible Bonds into MorphoSys Shares subject to the successful completion of the Previous Takeover Offer, thereby allowing, but not requiring, the bondholders to tender the underlying MorphoSys Shares during the additional acceptance period pursuant to Sec. 16 para. 2 WpÜG of the Previous Takeover Offer (the “Conditional Conversion Right”). The bondholders had to submit the conditional conversion notice, i.e., the notice to exercise their Conditional Conversion Right, by the last day of the initial acceptance period pursuant to Sec. 16 para. 1 WpÜG of the Previous Takeover Offer. In accordance with the Terms and Conditions, the Previous Takeover Offer was successfully completed on 16 May 2024, i.e., the day on which the Bidder (i) published an announcement pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG according to which the Previous Takeover Offer has been accepted for a number of ordinary shares which corresponds at least to such number of ordinary shares as are necessary to provide control, and (ii) published an announcement according to which all offer conditions (including any minimum acceptance thresholds) have been satisfied (except for such offer conditions that have been validly waived and such offer conditions the satisfaction of which may remain pending upon the expiration of the initial acceptance period).

In addition to this Conditional Conversion Right, which can no longer be exercised at the time of publication of the Offer Document, the holders of the Convertible Bonds continue to be entitled to exercise the original conversion right (the “Conversion Right”{XE “Conversion Right” }) in accordance with the Terms and Conditions. According to these, the holders of the Convertible Bonds may, in principle, convert each Convertible Bond in full, but not in part, into new MorphoSys shares at the conversion price on any business day during the conversion period as defined in more detail in the Terms and Conditions, i.e. also in the period between the publication of this Offer Document and the expiry of the Acceptance Period, in line with the procedure described in the Terms and Conditions. The adjusted conversion price under the Convertible Bonds currently amounts to EUR 118.7045 and thus includes a premium of around 74.565 % compared to the offer price.

Under the Terms and Conditions, further adjustments to the conversion price would only be made in the event of (i) a (further) change of control or (ii) a corporate event (e.g. a share split, issue of submission rights, distribution, etc.). Neither Novartis nor MorphoSys will announce, cause or take any such event or action until the end of the Acceptance Period.

In case all holders of the Convertible Bonds were to convert their Convertible Bonds into MorphoSys Shares, a maximum number of 2,208,004 new MorphoSys Shares would be issued. However, because the conversion price is, even after the conversion price adjustment, substantially higher than the Offer Price per MorphoSys Share under the Delisting Purchase Offer, the Bidder expects according to Sec. 7.2.2 of the Offer Document that holders of Convertible Bonds will refrain from executing their Conversion Right.In accordance with the Terms and Conditions, the acquisition of control by the Bidder, i.e., the acquisition of at least 30% of the voting rights in MorphoSys within the meaning of Sec. 29 para. 2, 30 WpÜG, has also triggered the right of the bondholders to request an early redemption of their Convertible Bonds at par plus accrued but unpaid interest (the “Early Redemption Right I”). In accordance with the Terms and Conditions, MorphoSys must without undue delay after becoming aware of an acquisition of control, give notice to the bondholders of the acquisition of control and must fix the control record date, a business day which will be not less than forty (40) and no more than sixty (60) days after the date on which the notice of the acquisition of control is published. In its notice concerning the acquisition of control by the Bidder on 23 May 2024, MorphoSys determined 22 July 2024 as the control record date with respect to the acquisition of control by the Bidder.

In addition, in accordance with the Terms and Conditions, the acquisition of control by Novartis BidCo Germany has triggered the right of the bondholders to request an early redemption of their Convertible Bonds at par plus accrued but unpaid interest (the “Early Redemption Right II”). The acquisition of control by Novartis BidCo Germany occurred on 19 June 2024 due to the contribution of 34,337,809 MorphoSys Shares to Novartis BidCo Germany by the Bidder. In its notice of the acquisition of control by Novartis BidCo Germany on 20 June 2024, MorphoSys determined 8 August 2024 as the control record date with respect to the acquisition of control by Novartis BidCo Germany.

For the purpose of exercising the Early Redemption Right I and the Early Redemption Right II, each bondholder may at its option, upon giving notice to the principal paying agent at least ten (10) days prior to the respective control record date, declare all or only some of its Convertible Bonds not previously converted or redeemed to be due, such declaration to take effect on the respective control record date.

Long Term Incentive Programs

MorphoSys is party to the following long term incentive programs:

(i)	Several stock option programs for the members of the Management Board, members of management bodies of MorphoSys Affiliates (as defined below in Sec. 3.5) and selected senior managers and employees of MorphoSys and MorphoSys Affiliates, under which subscription rights for MorphoSys Shares are granted to the beneficiaries. These stock option programs entitle the relevant beneficiaries, subject to the achievement of certain performance targets and the expiry of a four (4)-year waiting period, to acquire newly issued MorphoSys Shares at a certain exercise price whereby one (1) option to purchase MorphoSys Shares (each, a “Stock Option”) entitles the relevant beneficiary to the subscription of one (1) MorphoSys Share (collectively, the “Stock Option Programs”).

(ii)

Several performance share unit programs for the members of the Management Board as well as selected senior managers and employees of MorphoSys and MorphoSys Affiliates, under which performance share units (each, a “Performance Share Unit”) are granted to the beneficiaries, which, subject to the achievement of certain performance targets and the expiry of a four (4)-year waiting period, entitle such beneficiaries to a payment claim against MorphoSys corresponding to MorphoSys Share price at the end of the waiting period which is generally settled in cash (collectively, the “Performance Share Unit Programs”). MorphoSys will also be party to a Performance Share Unit Program for 2024 (the “2024 Performance Share Unit Program”).

(iii)

Several restricted stock unit programs for senior managers and employees (including directors and officers) of certain MorphoSys Affiliates in the United States, under which restricted stock units (each, a “Restricted Stock Unit”) are granted to the beneficiaries, which, subject to the achievement of certain performance targets and the expiry of a three (3)-year waiting period, entitle such beneficiaries to a cash payment claim against MorphoSys which is generally settled in MorphoSys Shares, whereby one (1) Restricted Stock Unit entitles such beneficiaries to the issuance of one (1) MorphoSys Share (collectively, the “Restricted Stock Unit Programs”). MorphoSys will also be party to a Restricted Stock Unit Program for 2024 (the “2024 Restricted Stock Unit Program”).

The Stock Option Programs, the Performance Share Unit Programs (including the 2024 Performance Share Unit Program) and the Restricted Stock Unit Programs (including the 2024 Restricted Stock Unit Program) are also collectively referred to as the “Incentive Plans”; and the 2024 Performance Share Unit Program and the 2024 Restricted Stock Unit Program are also collectively referred to as the “2024 Incentive Plans”.

The aggregate economic value of Performance Share Units and Restricted Share Units issued under the 2024 Incentive Plans were required to not exceed the economic value of the awards granted under the Performance Share Unit Program for 2023 and the Restricted Share Unit Program for 2023, in the aggregate, adjusted for a 3.5% salary budget increase.

As of the date of publication of this Statement (i) 244,876 Stock Options were granted and outstanding under the Incentive Plans, (ii) 940,734 Restricted Stock Units were granted and outstanding under the Incentive Plans, and (iii) 2,166,902 Performance Share Units were granted and outstanding under the Incentive Plans. The Restricted Stock Units and the Performance Share Units do not entitle to the issue of MorphoSys Shares and MorphoSys will not issue any MorphoSys Shares under these programs until the end of the Acceptance Period (as defined below in Sec. 5.5.2).

3.3	Listings of MorphoSys

The MorphoSys Shares are admitted to trading on the regulated market (Regulierter Markt) with additional post-admission obligations (Prime Standard) of the FSE under ISIN DE0006632003 under the symbol “MOR” and are tradable via the Exchange Electronic Trading system (“XETRA”) of Deutsche Börse AG, Frankfurt am Main, Germany. In addition, the MorphoSys Shares are traded on the regulated unofficial market (so called sub-segment Berlin Second Regulated Market) of the Berlin Stock Exchange (Wertpapierbörse Berlin) as well as on the unregulated market (Freiverkehr) on the stock exchanges of Düsseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange. In addition, the MorphoSys ADSs are listed on Nasdaq under the symbol “MOR”.

3.4	Management Board and the Supervisory Board of MorphoSys

The Management Board currently consists of the following persons:

•	Dr. Arkadius Pichota, Chief Executive Officer (Vorstandsvorsitzender); and

•	Lukas Gilgen, Chief Financial Officer (Finanzvorstand).

The Supervisory Board consists of six (6) members and is currently composed of the following four persons:

•	Heinrich Moisa, chairman of the Supervisory Board (Aufsichtsratsvorsitzender);

•	Romain Lege, deputy chairman of the Supervisory Board (stellvertretender Aufsichtsratsvorsitzender);

•	Silke Mainka, member of the Supervisory Board (Aufsichtsratsmitglied);

•	Sharon Curran, member of the Supervisory Board (Aufsichtsratsmitglied).

3.5	Group Structure and Business Activities of MorphoSys

Corporate Structure

MorphoSys is the parent company of MorphoSys Group. As of the date of this Statement, MorphoSys Group comprises MorphoSys AG and its three wholly-owned direct and indirect subsidiaries MorphoSys US Inc., Constellation Pharmaceuticals, Inc. and Constellation Securities Corp, which are affiliates (verbundene Unternehmen) of MorphoSys within the meaning of the German stock corporation law (each, a “MorphoSys Affiliate”). The following table provides an overview of the subsidiaries and the participation held by MorphoSys as of the date of this Statement:

Legal name	Principal office	Business Area	Direct and/or indirect interest
MorphoSys US Inc.	Boston, Massachusetts, United States	Commercialization and selling of products in the field of medicines, pharmaceutical compounds and related intermediate products, as well as operation of all businesses necessary and measures related thereto	100.00%
Constellation Pharmaceuticals, Inc.	Boston, Massachusetts, United States	Clinical-stage biopharmaceutical company developing novel therapeutics for patients with cancers associated with abnormal gene expression or drug resistance, as well as operation of all business necessary and measures related thereto	100.00%
Constellation Securities Corporation	Boston, Massachusetts, United States	Buying, selling, dealing in, or holding securities on its own behalf for investment purposes	100.00%

Business Activities

MorphoSys is a global biotechnology company focused on the development and commercialization of innovative cancer medicines. In 2023, MorphoSys advanced its mid-to-late-stage oncology pipeline, focusing its efforts on pelabresib, an investigational bromodomain and extra-terminal domain (“BET”) inhibitor, in first-line myelofibrosis – a debilitating and deadly blood cancer.

MorphoSys’ current clinical programs are:

(i)

Pelabresib: An investigational selective small-molecule therapy aimed at promoting anti-tumor activity. It is designed to inhibit BET proteins, which may downregulate genes implicated in blood cancers. The Phase 3 MANIFEST-2 study is currently investigating pelabresib in combination with the janus kinase (“JAK”) inhibitor ruxolitinib compared with placebo plus ruxolitinib in JAK inhibitor-naïve patients with myelofibrosis (those who have not been previously treated with a JAK inhibitor). Additionally, it is being explored in the Phase 2 MANIFEST trial in patients with myelofibrosis and high-risk essential thrombocythemia; and

(ii)

Tulmimetostat: An investigational next-generation dual inhibitor of Enhancer of Zeste Homolog 2 (EZH2) and EZH1 designed to counter abnormal gene activity that may contribute to cancer development and progression, as well as drug resistance. Tulmimetostat is being investigated in a Phase 1/2 study in patients with advanced solid tumors and lymphomas, including ARID1A-mutated endometrial carcinoma and ovarian clear cell carcinoma, diffuse large B-cell lymphoma, peripheral T-cell lymphoma, BAP1-mutated mesothelioma and metastatic castration-resistant prostate cancer.

MorphoSys has a world-class team of multi-disciplinary experts based in Munich and Boston, and its senior experts have deep experience and capabilities in biology, chemistry, product discovery, clinical development and commercialization.

On 31 December 2023, the MorphoSys Group had 524 employees (31 December 2022: 629). The MorphoSys Group employed an average of 564 employees in 2023 (2022: 647).

3.6	Strategy of MorphoSys

MorphoSys is focused on the development and commercialization of innovative cancer medicines, advancing its mid-to-late-stage oncology pipeline in areas where there is a dire need for more effective and well-tolerated therapies.

Advancing Clinical Development Programs

MorphoSys believes that a focus on proprietary drug development and commercialization offers the best path to delivering growth and long-term success. MorphoSys is currently furthering the clinical development of its investigational medicines pelabresib and tulmimetostat. To advance these clinical development programs, MorphoSys invests a significant portion of its financial resources.

Pelabresib, MorphoSys’ investigational BET inhibitor, is potentially a foundational first-line treatment for myelofibrosis. Comprehensive Phase 3 MANIFEST-2 results, presented at the American Society of Hematology (ASH) 2023 Annual Meeting and Exposition in December 2023, demonstrated that the combination of pelabresib and the JAK inhibitor ruxolitinib improves all four hallmarks of myelofibrosis – spleen size, anemia, bone marrow fibrosis and disease-associated symptoms – versus placebo plus ruxolitinib, which is the standard of care in myelofibrosis. MorphoSys is confident that the MANIFEST-2 data package – complemented by long-term Phase 2 results – will provide impactful evidence to regulatory agencies as MorphoSys pursues approval for patients with myelofibrosis. As myelofibrosis represents a multi-billion-dollar market opportunity, this endeavor remains MorphoSys’ number one priority. Beyond myelofibrosis, pelabresib has demonstrated potential clinical benefit in early-stage trials in other myeloid diseases – providing additional growth opportunities.

Tulmimetostat was designed to improve on first-generation EZH2 inhibitors through increased potency, longer residence time on target and a longer half-life, offering the potential for enhanced anti-tumor activity. It is currently being evaluated in a Phase 1/2 trial for advanced solid tumors and lymphomas. Updated results from the Phase 2 portion of the study were presented at American Society of Clinical Oncology (ASCO) 2023 Annual Meeting. The data suggest responses or disease stabilization across all solid tumor cohorts, including those with heavily pre-treated patients. Notably, complete and partial responses were also observed in the lymphoma cohort and partial responses were observed in the ARID1A mutated and BAP1 mutated cohorts. In September 2023, the U.S. Food and Drug Administration granted Fast Track designation for tulmimetostat for the treatment of patients with advanced, recurrent or metastatic ARID1A-mutated endometrial cancer who have progressed on at least one prior line of treatment.

Leveraging Strong Partnerships

MorphoSys’ key partner programs, developed via its legacy antibody technology platform, continue to mature and have the potential to generate significant value. These include ianalumab (Sjögren’s syndrome, lupus nephritis and other autoimmune diseases), abelacimab (venous thromboembolism prevention), setrusumab (osteogenesis imperfecta), bimagrumab (adult obesity) and felzartamab (autoimmune diseases, multiple myeloma). If approved by regulatory authorities, MorphoSys would receive milestone payments and royalties from these programs.

3.7	Selected Key Financial Figures of MorphoSys

MorphoSys’ audited consolidated financial statements comply with both the International Financial Reporting Standards (“IFRS”) published by the International Accounting Standards Board (“IASB”) and those adopted by the European Union. The audited consolidated financial statements also take into account the supplementary provisions under commercial law, which must be applied in accordance with Sec. 315e para. 1 of the German Commercial Code (Handelsgesetzbuch, HGB).

This section outlines financial information in relation to MorphoSys, derived from MorphoSys’ audited consolidated financial statements for the financial year 2023. It shows the development of MorphoSys’ business by comparing key financial information for MorphoSys’ financial years 2023 and 2022.

3.7.1	Operating Results

Revenues

Revenues in the financial year 2023 decreased by 14% or EURm 40.0 to EURm 238.3 compared to the previous year (2022: EURm 278.3).

Success-based payments including royalties accounted for 50% or EURm 119.2 (2022: 37% or EURm 103.1) of total revenues. On a regional basis, MorphoSys generated 89% or EURm 211.5 of its commercial revenues from product sales and with biopharmaceutical companies in the U.S. and 11% or EURm 26.8 from customers primarily located in Europe (excluding Germany) and Asia. In the financial year 2022, these percentages were 89% (EURm 248.9) and 11% (EURm 29.3), respectively.

Cost of Sales

Cost of sales increased from EURm 48.6 in the financial year 2022 to EURm 58.4 in the financial year 2023, mainly due to impairments in the amount of EURm 11.9 (2022: EURm 0.0), relating to the recognition of the inventory obsolescence reserve and scrapping of inventories. Acquisition and production costs of inventories slightly increased to EURm 30.7 in the financial year 2023 (2022: EURm 28.8). In addition, amortization and other expenses for intangible assets increased from EURm 9.8 in the financial year 2022 to EURm 10.7 in the financial year 2023. This was offset by a decrease in personnel costs from EURm 9.5 in the financial year 2022 to EURm 8.2 in the financial year 2023.

Gross Profit

Gross Profit amounted to EURm 179.9 in the financial year 2023 (2022: EURm 229.6). This decrease resulted mainly from lower revenues from licenses.

Operating Expenses

In the financial year 2023, operating expenses decreased by 4%, or EURm 18.0, to EURm 432.4 compared to EURm 450.4 in the financial year 2022. The year-over-year decrease resulted mainly from a decrease in expenses for external services and lower expenses for consumables. The decrease was partially offset by higher personnel expenses in the financial year 2023.

Research and development (“R&D”) expenses decreased by 5%, or EURm 14.2, to EURm 283.6 in the financial year 2023 compared to the previous year (2022: EURm 297.8). The year-over-year decrease mainly resulted from lower expenses for external laboratory and consulting services and lower expenses for consumables and were partially compensated by higher personnel related expenses.

The combined expenses for selling and general and administration amounted to EURm 147.2 in the financial year 2023 (2022: EURm 152.5). This total mainly includes personnel expenses of EURm 83.0 (2022: EURm 81.0) and expenses for external services of EURm 47.4 (2022: EURm 54.4).

In the financial year 2023, selling expenses amounted to EURm 81.4 compared to EURm 92.4 in the financial year 2022. The decrease by 12%, or EURm 11.0, was due to streamlining and focusing of selling efforts.

General and Administrative (“G&A”) expenses increased by 9%, or EURm 5.7, from EURm 60.1 in the financial year 2022 to EURm 65.8 in the financial year 2023. The major driver for this increase were higher personnel expenses that were partly offset by lower expenses for external services.

In the financial year 2023, a goodwill impairment loss of EURm 1.6 was recognized.

Research and Development (R&D)

R&D expenses decreased by 5%, or EURm 14.2, to EURm 283.6 in the financial year 2023 compared to the previous year (2022: EURm 297.8). Expenses for external laboratory services and legal and scientific consulting services decreased from EURm 198.1 in financial year 2022 to EURm 170.9 in the financial year 2023. This reflects the current clinical study progress as well as the prioritization activities relating to MorphoSys’ R&D portfolio.

Personnel expenses increased from EURm 65.0 in the financial year 2022 to EURm 80.2 in the financial year 2023, mainly driven by the increase in share-based payment expenses due to the increase in price of MorphoSys Shares, which is the valuation basis for the share-based payment programs. Expenses for intangible assets increased to EURm 16.3 in the financial year 2023 (2022: EURm 14.8). In the financial year 2023 the expense was impacted by an impairment loss amounting to EURm 8.9 relating to the write-off of a license. In the financial year 2022, these were influenced in particular by impairment losses of EURm 7.8 in connection with an impairment of an internally generated intangible asset under development. Depreciation, amortization and other expenses for infrastructure increased from EURm 10.8 in the financial year 2022 to EURm 11.0 in the financial year 2023. In contrast, expenses for consumables decreased from EURm 3.8 in the financial year 2022 to EURm 0.3 in the financial year 2023. In addition, other expenses decreased from EURm 5.4 in the financial year 2022 to EURm 4.9 in the financial year 2023.

Selling

Selling expenses decreased by 12%, or EURm 11.0, to EURm 81.4 in the financial year 2023 (2022: EURm 92.4). This item mainly includes personnel expenses of EURm 39.8 (2022: EURm 48.6) and expenses for external services of EURm 32.7 (2022: EURm 35.8). The decrease in selling expenses is based on the ongoing measures to streamline and focus sales efforts.

General and Administrative (G&A) expenses

G&A expenses increased by 9%, or EURm 5.7, in the financial year 2023 and amounted to EURm 65.8 (2022: EURm 60.1). The increase was mainly due to higher personnel expenses that amounted to EURm 43.2 in the financial year 2023 (2022: EURm 32.5). In contrast, expenses for external services declined to EURm 14.6 (2022: EURm 18.6) and depreciation, amortization and other expenses for infrastructure decreased from EURm 5.0 in the financial year 2022 to EURm 3.7 in the financial year 2023.

Impairment of Goodwill

In the financial year 2023, an impairment of goodwill in the amount of EURm 1.6 was recorded, which initially resulted from an acquisition in financial year 2010 (2022: EURm 0.0).

Other Income

Other income decreased by 58%, or EURm 7.0, to EURm 5.0 in the financial year 2023 (2022: EURm 12.0) and mainly resulted from lower exchange rate gains of EURm 3.2 (2022: EURm 11.4).

Other Expenses

In the financial year 2023, other expenses decreased by 54%, or EURm 8.5, from EURm 15.6 in the financial year 2022 to EURm 7.1 in the financial year 2023. This decrease was mainly the result of lower exchange rate losses of EURm 6.3 (2022: EURm 15.0).

Finance Income

Finance income decreased by 48%, or EURm 198.7, to EURm 213.4 in the financial year 2023 (2022: EURm 412.1) and mainly resulted from items amounting to EURm 115.6 (2022: EURm 361.4) in connection with the changes in plan assumptions of financial assets and financial liabilities from collaborations.

Finance Expenses

Finance expenses decreased by 14%, or EURm 23.9, to EURm 142.0 in the financial year 2023 (2022: EURm 165.9). This decrease was mainly due to the effects from financial liabilities from future payments to Royalty Pharma of EURm 107.2 (2022: EURm 81.2) resulting from differences between planning assumptions and actual figures, foreign currency effects and the application of the effective interest method.

Income Tax Benefits / Expenses

MorphoSys Group recorded total tax benefit of EURm 1.2 in the financial year 2023 (2022: tax expense of EURm 168.6), which consisted of current tax income of EURm 1.5 (2022: current tax expense of EURm 0.6) and deferred tax expense of EURm 0.3 (2022: deferred tax expense of EURm 168.0). The effective income tax rate was 0.6% in the financial year 2023 (2022: 962.2%). No deferred tax has been recognized in the current financial year, as the conditions for not recognizing a surplus of assets as at 31 December 2023 are still met.

Consolidated Net Profit/Loss for the Period

In the financial year 2023, the consolidated net loss amounted to EURm 189.7 (2022: consolidated net loss of EURm 151.1).

3.7.2	Liquidity and Capital Resources

On 31 December 2023, MorphoSys Group had cash and investments of EURm 680.5, compared to EURm 907.2 on 31 December 2022.

Cash Flows

Net Cash Provided by/ Used in Operating Activities

In the financial year 2023, net cash used in operating activities amounted to EURm 295.8 and was mainly attributable to the consolidated net loss of EURm 189.7 (2022: consolidated net loss EURm 151.1) and changes in non-cash items. The consolidated net loss resulted both in the financial years 2023 and 2022 mainly from expenses incurred to finance MorphoSys’ ongoing operations, specifically cost of sales, research and development expenses, selling expenses, and G&A expenses.

Net Cash Provided by/ Used in Investing Activities

In the financial year 2023, net cash provided by investing activities amounted to EURm 15.4. This results from EURm 18.2 of interest received, EURm 4.4 cash receipts from sales of investments accounted at fair value through other comprehensive income, EURm 4.6 cash receipts from sales of shares of investment in associates, as well as proceeds from the sale of other financial assets amounting to EURm 3,142.3. These were offset by payments to acquire other financial assets amounting to EURm 3,151.2 and by payments to acquire tangible and intangible assets of EURm 2.9.

Net Cash Provided by/ Used in Financing Activities

Net cash provided by financing activities amounted to EURm 43.0 in the financial year 2023 and was primarily driven by the capital increase in December 2023 that resulted in net cash inflows of EURm 96.0. This was partially compensated by cash payments for repurchases of own convertible bonds including transaction costs of EURm 40.8.

Investments

In the financial year 2023, MorphoSys invested EURm 0.4 in property, plant and equipment (2022: EURm 1.9), mainly office and laboratory equipment (i.e., machinery). Depreciation of property, plant and equipment in the financial year 2023 decreased to EURm 2.3 compared to the previous year (2022: EURm 2.9).

MorphoSys invested EURm 2.5 in intangible assets in the financial year 2023 (2022: EURm 13.3). Of this amount, EURm 2.4 was spent on internally generated intangible assets. Amortization of intangible assets amounted to EURm 3.6 in the financial year 2023 (2022: EURm 3.6). In the financial year 2023, impairment losses of EURm 9.6 were recognized on intangible assets, thereof EURm 0.7 on internally generated intangible assets.

Assets

At EURm 2,026.3, total assets as of 31 December 2023, were EURm 370.6 lower compared to 31 December 2022 (EURm 2,396.9).

Current assets decreased in the financial year 2023 by EURm 275.0 to EURm 814.0 compared to the previous year. As of 31 December 2023, cash and cash equivalents amounted to EURm 158.5 compared to EURm 402.4 as of 31 December 2022. This change was mainly due to the consumption of cash for operations in the financial year 2023.

Non-current assets decreased in the financial year 2023 by EURm 95.6 from a balance of EURm 1,307.9 as of 31 December 2022 to EURm 1,212.3 as of 31 December 2023, mainly due to a EURm 42.5 decrease in intangible assets as well as a decrease of “Goodwill” by EURm 13.9, resulting from the change in the EUR/USD exchange rate compared to 31 December 2022.

Liabilities

Current liabilities decreased by EURm 14.0 from EURm 278.3 in the financial year 2022 to EURm 264.3 as of 31 December 2023, mainly as a result of EURm 47.5 decrease in the line item “accounts payable and accruals”. Opposing effect was a EURm 19.4 increase of the current contract liability as well as a EURm 17.6 increase in the current portion of liabilities from future payments to Royalty Pharma in the financial year 2023.

Non-current liabilities (31 December 2023: EURm 1,713.0; 31 December 2022: EURm 1,961.2) decreased mainly due to a reduction in the non-current portion of financial liabilities from collaborations from EURm 217.8 as of 31 December 2022 to EURm 108.9 as of 31 December 2023.

4	INFORMATION ABOUT THE BIDDER AND NOVARTIS

The following information has been published by the Bidder in the Offer Document. This information has not been verified by the Management Board or the Supervisory Board.

4.1	General Information

Bidder

According to the information provided by the Bidder in Sec. 6.1 of the Offer Document, the Bidder is a stock corporation (Aktiengesellschaft) established under the laws of Switzerland with registered office in Basel, Switzerland and being registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-477.907.492. The current business address of the Bidder is Lichtstrasse 35, 4056 Basel, Switzerland (tel.: +41 61 324 1111). The share capital of the Bidder amounts to CHF 100,000.00 which is divided into 100,000 registered shares. The corporate purpose of the Bidder includes, inter alia, to acquire, hold and manage participations of any kind.

According to Sec. 6.3 of the Offer Document, the Bidder is a wholly-owned direct subsidiary of Novartis Pharma AG (“Novartis Pharma”), and a wholly-owned indirect subsidiary of Novartis AG.

According to Sec. 6.2 of the Offer Document, the members of the Bidder’s board of directors (Verwaltungsrat) are

•	Daniel Andreas Weiss, chairman of the board of directors (Präsident des Verwaltungsrates);

•	Bertrand Richard René Bugnon, member of the board of directors (Mitglied des Verwaltungsrates); and

•	Christian Rehm, Ph.D., member of the board of directors (Mitglied des Verwaltungsrates).

For further details of the positions and current and material mandates during the past five (5) years of current members of the Bidder’s board of directors, see Sec. 6.2 of the Offer Document.

Novartis Pharma

According to the information provided by the Bidder in Sec. 6.3.1 of the Offer Document, Novartis Pharma, the sole shareholder of the Bidder, is a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office at Lichtstrasse 35, 4056 Basel, Switzerland, registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-106.052.527.

According to Sec. 6.3.2 of the Offer Document, Novartis Pharma is a wholly-owned direct subsidiary of Novartis AG.

According to Sec. 6.3.1 of the Offer Document, the current members of Novartis Pharma’s board of directors (Verwaltungsrat) are

•	Joerg Reinhardt, Ph.D., chairman of the board of directors (Präsident des Verwaltungsrates);

•	Karen L. Hale, member of the board of directors (Mitglied des Verwaltungsrates); and

•	Harry Kirsch, member of the board of directors (Mitglied des Verwaltungsrates).

For further details of the positions and current and material mandates during the past five (5) years of current members of the Bidder’s board of directors, see Sec. 6.3.1 of the Offer Document.

Novartis AG

According to the information provided by the Bidder in Sec. 6.3.2 of the Offer Document, Novartis AG, the sole shareholder of Novartis Pharma and parent company of Novartis, is a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office at Lichtstrasse 35, 4056 Basel, Switzerland, registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-103.867.266. Novartis AG is a publicly listed company whose stock trades on the SIX Swiss Exchange under the ticker symbol “NOVN” and on the New York Stock Exchange in the form of American Depositary Shares under the ticker symbol “NVS”. Novartis AG itself is not controlled by any of its shareholders.

The current members of Novartis AG’s board of directors (Verwaltungsrat) are:

•	Joerg Reinhardt, Ph.D., chairman of the board of directors (Präsident des Verwaltungsrates);

•	Simon Moroney, D. Phil, vice-chairman of the board of directors (Vizepräsident des Verwaltungsrates);

•	Nancy C. Andrews, M.D., Ph.D., member of the board of directors (Mitglied des Verwaltungsrates);

•	Ton Buechner, member of the board of directors (Mitglied des Verwaltungsrates);

•	Patrice Bula, member of the board of directors (Mitglied des Verwaltungsrates);

•	Elizabeth (Liz) Doherty, member of the board of directors (Mitglied des Verwaltungsrates);

•	Bridgette Heller, member of the board of directors (Mitglied des Verwaltungsrates);

•	Daniel Hochstrasser, member of the board of directors (Mitglied des Verwaltungsrates);

•	Frans van Houten, member of the board of directors (Mitglied des Verwaltungsrates);

•	Ana de Pro Gonzalo, member of the board of directors (Mitglied des Verwaltungsrates);

•	Charles L. Sawyers, M.D., member of the board of directors (Mitglied des Verwaltungsrates);

•	William T. Winters, member of the board of directors (Mitglied des Verwaltungsrates); and

•	John D. Young, member of the board of directors (Mitglied des Verwaltungsrates).

For further details of the positions and current and material mandates during the past five (5) years of current members of the Bidder’s board of directors, see Sec. 6.3.2 of the Offer Document.

Corporate Structure

The following chart illustrates the current shareholder structure of the Bidder as described above:

Novartis AG
(Switzerland)
100%
Novartis Pharma AG
(Switzerland)
100%
Novartis BidCo AG
(Switzerland)

According to the information provided by the Bidder in Sec. 6.4 of the Offer Document, Novartis is specialized in the research, development, manufacturing, distribution, and commercialization and sale of innovative medicines, with a focus on four core therapeutic areas: cardiovascular, renal and metabolic; immunology; neuroscience; oncology; and established brands.

No criminal or other proceedings

According to Sec. 6.3.2 of the Offer Document, during the last five (5) years, none of Novartis AG, Novartis Pharma, the Bidder or, after due inquiry of Novartis AG, Novartis Pharma and the Bidder, any of the persons listed in Sec. 6.2 or 6.3 of the Offer Document (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and/or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Selected Financial and Other Information about Novartis

The business segments of Novartis are reported in the consolidated financial statements of Novartis AG for the current and prior years reported as:

(i)

Continuing operations: Continuing operations include the research, development, manufacturing, distribution, and commercialization and sale of innovative medicines, with a focus on four core therapeutic areas: cardiovascular, renal and metabolic; immunology; neuroscience; oncology, and established brands; and

(ii)

Discontinued operations: Discontinued operations include the Sandoz generic pharmaceuticals and biosimilars business (the “Sandoz Division”) and certain corporate activities attributable to Sandoz Division, as well as certain expenses related to the spin-off.

According to Sec. 6.4 of the Offer Document, during the financial year that ended 31 December 2023, Novartis achieved net sales from continuing operations of USDbn 45.44 (corresponding to approximately EURbn 41.97), and net income from continuing operations amounted to USDbn 8.57 (corresponding to approximately EURbn 7.92) according to the consolidated income statements of Novartis AG as of and for the financial year ended 31 December 2023 and prepared in accordance with IFRS Accounting Standards as issued by IASB.

According to Sec. 6.4 of the Offer Document, as of 31 December 2023, the number of Novartis’ full-time equivalent employees amounted to 76,057.

4.2	MorphoSys Shares Held by the Bidder and Persons Acting Jointly with it

Persons Acting Jointly with the Bidder

According to the information provided by the Bidder in Sec. 6.5 of the Offer Document, persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 3 WpÜG are the companies listed in Annex 1 of the Offer Document. Beyond this, according to the Offer Document, there are no other persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG.

MorphoSys Shares Currently Held by the Bidder and Persons Acting Jointly with the Bidder and by Their Subsidiaries; Attribution of Voting Rights

According to information provided by the Bidder in Sec. 6.6 of the Offer Document, at the time of the publication of the Offer Document, the Bidder does not directly hold any MorphoSys Shares. However, at the time of the publication of the Offer Document, Novartis BidCo Germany, a subsidiary of the Bidder and a person acting jointly with the Bidder, directly holds 34,337,809 MorphoSys Shares, corresponding to approximately 91.04 % of the share capital and approximately 91.17% of the voting share capital of MorphoSys (see Sec. 6.7.4 of the Offer Document). Pursuant to Sec. 30 para. 1 sentence 1 no. 1, sentence 3, Sec. 2 para. 6 WpÜG, the voting rights attached to the MorphoSys Shares directly held by Novartis BidCo Germany are attributed to the Bidder and to the Bidder Parent Companies.

Further, at the time of publication of the Offer Document, MorphoSys holds 53,685 MorphoSys Shares as treasury shares to which no voting or dividend rights are attached.

Furthermore, at the time of the publication of the Offer Document, none of the Bidder, persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG, or their subsidiaries hold MorphoSys Shares or voting rights attached to MorphoSys Shares and no voting rights attached to MorphoSys Shares are attributable to them pursuant to Sec. 30 WpÜG.

None of the Bidder, persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG or their subsidiaries hold, directly or indirectly, voting rights in relation to MorphoSys to be disclosed pursuant to Sec. 38 and/or Sec. 39 WpHG.

4.3	Information about Securities Transactions

4.3.1	Previous Securities Transactions

According to the information provided by the Bidder in Sec. 6.7 of the Offer Document, other than the acquisitions described in Sec. 6.7 of the Offer Document, neither the Bidder nor the persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG nor any of their subsidiaries have acquired or entered into any agreement for the acquisition of MorphoSys Shares during the period beginning six (6) months prior to the publication of the decision to launch the Delisting Purchase Offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Sec. 39 para. 2 sentence 3 no. 1 BörsG (i.e. on 20 June 2024) and ending with the publication of the Offer Document on 4 July 2024.

The acquisitions described in Sec. 6.7 of the Offer Document are acquisitions in the course of the Previous Takeover Offer, the Side Purchases as well as the Contribution, i.e. the transfer of the MorphoSys Shares to Novartis BidCo Germany.

Previous Takeover Offer

On 5 February 2024, the Bidder announced its decision to launch a voluntary public takeover offer to the MorphoSys Securityholders. The offer document for the Previous Takeover Offer was published on

11 April 2024. The offer consideration was EUR 68.00 per MorphoSys Share. The acceptance period of the Previous Takeover Offer expired on 13 May 2024, 24:00 hours (Frankfurt am Main local time) and 18:00 hours (New York local time). The additional acceptance period pursuant to Sec. 16 para. 2 sentence 1 WpÜG expired on 30 May 2024, 24:00 hours (Frankfurt am Main local time) and 18:00 hours (New York local time). For more information on the Previous Takeover Offer, see Sec. 8.1.1 of the Offer Document.

Prior to the expiry of the additional acceptance period, 29,336,378 MorphoSys Shares (approximately 77.78% of the share capital and approximately 77.89% of the voting share capital in MorphoSys) were tendered into the Previous Takeover Offer. The Bidder acquired the 25,610,813 MorphoSys Shares tendered during the acceptance period of the Previous Takeover Offer upon settlement on 23 May 2024 and the 3,725,565 MorphoSys Shares tendered during the additional acceptance period of the Previous Takeover Offer upon settlement on 10 June 2024, each at a price of EUR 68.00 per MorphoSys Share.

Prior acquisitions by the Bidder on the stock exchange

In addition to the MorphoSys Shares acquired in the Previous Takeover Offer, in the period between 12 April 2024 and 16 April 2024, the Bidder acquired a total of 4,360,100 MorphoSys Shares (approximately 11.56 % of the share capital and approximately 11.57% of the voting share capital in MorphoSys) on the stock exchange.

These acquisitions were made as follows, with the date of the respective acquisitions referring to the date on which the corresponding purchase agreements were concluded:

Date (trading day)	Number of MorphoSys Shares acquired	Highest purchase price per MorphoSys Share in EUR
12 April 2024	2,023,370	67.95
15 April 2024	1,267,646	67.95
16 April 2024	1,069,084	67.95

Total / highest purchase price	4,360,100	67.95

To make these acquisitions, the Bidder obtained exemptive relief under Rule 14e-5 of the U.S. Exchange Act from the SEC permitting it (or financial institutions on its behalf) to make purchases of MorphoSys Shares in open market transactions, privately negotiated transactions, or otherwise outside of the Previous Takeover Offer, from and after the date of announcement of the Previous Takeover Offer and during the Previous Takeover Offer, outside of the United States, subject to certain conditions.

Prior over the counter acquisitions by the Bidder

Further, on 10 June 2024, the Bidder purchased 121,331 MorphoSys Shares over the counter at a price equal to the Offer Price. On 16 June 2024, the Bidder purchased an additional 520,000 MorphoSys Shares at a price equal to the Offer Price over the counter. In total, the Bidder acquired in the period between 10 June 2024 and 16 June 2024, 641,331 MorphoSys Shares (approximately 1.7 % of the share capital and of the voting share capital in MorphoSys) over the counter. These acquisitions were made as follows, with the date of the respective acquisitions referring to the date on which the corresponding purchase agreements were concluded:

Date	Number of MorphoSys Shares acquired	Highest purchase price per MorphoSys Share in EUR
10 June 2024	121,331	68.00
16 June 2024	520,000	68.00

Total / Highest purchase price	641,331	68.00

To make these acquisitions, the Bidder obtained exemptive relief under Rule 14e-5 of the U.S. Exchange Act from the SEC permitting it (or financial institutions on its behalf) to make purchases of MorphoSys Shares in open market transactions, privately negotiated transactions, or otherwise outside of the Previous Takeover Offer, from and after the date of announcement of the Previous Takeover Offer and during the Previous Takeover Offer, outside of the United States, subject to certain conditions.

Transfer of the MorphoSys Shares to Novartis BidCo Germany

On 19 June 2024, the Bidder transferred all of the 29,336,378 MorphoSys Shares that had been tendered by the end of the additional acceptance period of the Previous Takeover Offer and transferred to the Bidder upon its completion (Sec. 6.7.1 of the Offer Document), as well as the additional 5,001,431 MorphoSys Shares that the Bidder acquired on the stock exchange and over the counter, for a total of 34,337,809 MorphoSys Shares, free of charge to Novartis BidCo Germany. On 21 June 2024, BaFin positively decided to disregard voting rights from the transferred MorphoSys Shares in the calculation of the proportion of voting rights pursuant to Sec. 36 no. 3 WpÜG. Hence, Novartis BidCo Germany was not obligated to launch a mandatory public takeover offer addressed to the MorphoSys Securityholders following the Contribution.

As a result of the Previous Takeover Offer, the purchases of MorphoSys Shares outside of the Previous Takeover Offer and the Contribution, the Bidder indirectly holds 34,337,809 MorphoSys Shares (approximately 91.04 % of the share capital and approximately 91.17% of the voting share capital at the time) through Novartis BidCo Germany as of the date of the Offer Document.

4.3.2	Possible Future Securities Transactions

According to the information provided by the Bidder in Sec. 6.8 of the Offer Document, the Bidder and its Affiliates in the meaning of US law (“Affiliates”) or brokers (acting as agents of the Bidder or its Affiliates) may acquire, or make arrangements to acquire, MorphoSys Shares other than in the course of the Delisting Purchase Offer, via the stock exchange at market prices or outside the stock exchange on negotiated terms during the period in which the Delisting Purchase Offer remains open for acceptance or afterwards, provided that (i) such acquisitions or arrangements to acquire (if made during the pendency of the Delisting Purchase Offer) are made outside of the United States, and (ii) such acquisitions or arrangements to acquire comply with the applicable statutory provisions, in particular the WpÜG and, to the extent applicable, the U.S. Offer Rules. This also applies to other securities convertible into, exchangeable for or exercisable for shares of MorphoSys. If the Bidder or any of its Affiliates or brokers (acting as agents of the Bidder or its Affiliates) acquire or agree on a purchase price for MorphoSys Shares at a purchase price higher than the Offer Price, the Offer Price will be adjusted to such higher purchase price if such acquisition or the arrangement to acquire is made prior to the publication of the announcement pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG, and an additional payment claim in respect of Tendered MorphoSys Shares (as defined below in Sec. 5.6.2) arises in the amount of the difference between the Offer Price and the higher purchase price paid or agreed upon outside the Delisting Purchase Offer if such acquisition or arrangement to acquire is made or agreed, as applicable, outside the stock exchange within one year after the announcement pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG, unless it is made or agreed in connection with a legal obligation to grant compensation to MorphoSys Shareholders or with the acquisition of the assets of MorphoSys or part thereof by way of merger (Verschmelzung), division (Spaltung) or transfer of assets (Vermögensübertragung).

To the extent such acquisitions or arrangement to acquire should occur, information about them, including the number and price of the acquired MorphoSys Shares, will be published according to the applicable statutory provisions, especially Sec. 23 para. 2 WpÜG in conjunction with Sec. 14 para. 3 sentence 1 WpÜG, in the German Federal Gazette (Bundesanzeiger) and on the internet at the website of the Bidder at

https://www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.

In addition, the financial advisors of the Bidder may also act in the ordinary course of trading in securities of MorphoSys, which may include purchases or agreements to purchase such securities.

5	INFORMATION ABOUT THE DELISTING PURCHASE OFFER

5.1	Implementation of the Delisting Purchase Offer

According to the Bidder, the Delisting Purchase Offer is a public delisting purchase offer (öffentliches Delisting-Erwerbsangebot) (cash offer) for the acquisition of the MorphoSys Shares, launched and implemented in accordance with the German Offer and Delisting Rules and the U.S. Offer Rules. In order to reconcile certain areas where German Offer and Delisting Rules and U.S. Offer Rules conflict, the Bidder has obtained, prior to the publication of the Offer Document, the SEC Relief, as further described in Sec. 21 of the Offer Document.Moreover, as per Sec. 1.5 of the Offer Document, neither the Bidder nor any persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG nor any of its directors, officers or employees assume any responsibility for compliance with any legal requirements other than those applicable in Germany and the United States.

According to the Offer Document, the Bidder does not intend to launch the Delisting Purchase Offer as a public offer pursuant to the applicable law of any jurisdictions other than Germany and the United States. According to the Offer Document, MorphoSys Securityholders may not rely on the legal requirements for the protection of investors of any jurisdiction other than those applicable in Germany and the United States.

5.2	Publication of the Decision to Launch the Delisting Purchase Offer

The Bidder published its decision to launch the Delisting Purchase Offer in accordance with Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Sec. 39 para. 2 sentence 3 no. 1 BörsG on 20 June 2024. The German version of such publication and an English language version are available on the internet at the website of the Bidder at

https://www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.

In addition, the publication in which the Bidder announced its decision to launch the Delisting Purchase Offer, together with other materials related to the Delisting Purchase Offer, were filed by the Bidder and Novartis AG with the SEC as preliminary tender offer communications under Schedule TO. Such preliminary tender offer communication and other documents filed with the SEC by the Bidder and Novartis AG as well as MorphoSys in connection with the Delisting Purchase Offer are available on the internet at the website of the SEC at

https://www.sec.gov/edgar/browse/?CIK=1114448 (for Novartis AG)

and

https:// www.sec.gov/edgar/browse/?CIK=1340243 (for MorphoSys).

5.3	BaFin Review and Publication of the Offer Document

The BaFin reviewed the German version of the Offer Document in accordance with the German Offer and Delisting Rules and permitted the publication of the Offer Document on 4 July 2024. The non-binding English translation of the Offer Document has neither been reviewed nor approved by the BaFin.

The Bidder states in Sec. 1.5 of the Offer Document that no announcements, registrations, admissions or approvals of the Offer Document or the Delisting Purchase Offer by securities exchange authorities or similar authorities outside Germany and the United States have been applied for, have been initiated or are envisaged by the Bidder or Novartis AG. The Offer Document sets forth that neither the SEC nor any state securities commission in the United States has approved or disapproved the Delisting Purchase Offer or passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained in the Offer Document.

On 4 July 2024, the Bidder published the German version of the Offer Document on the internet at its website at

https://www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer and made copies of the Offer Document available free of charge at Deutsche Bank Aktiengesellschaft, TAS, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany in accordance with Sec. 14 para. 3 WpÜG. MorphoSys Shareholders may request to obtain a copy of the Offer Document via email to dct.tender-offers@db.com or by fax to +49 69 910 38794, indicating a valid mailing address. In addition, the Bidder has made available the Offer Document including an English language version of the Offer Document, which has not been reviewed by the BaFin, on the internet at its website at

https://www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.

Notice of (i) the availability of copies of the Offer Document provided free of charge in Germany and (ii) the Internet address at which the German version of the Offer Document is available, was published by the Bidder on 4 July 2024 in the German Federal Gazette (Bundesanzeiger). In the United States, the corresponding announcement was made in The New York Times (U.S. Edition). In addition, the Bidder intends to mail the English version of the Offer Document to all MorphoSys ADS Holders.

The Schedule TO and any amendments thereto (see Sec. 1.5 of the Offer Document), exhibits to the Schedule TO, and other information that the Bidder and Novartis AG have filed electronically with the SEC will be available free of charge on the internet at the website of the SEC at

https://www.sec.gov/edgar/browse/?CIK=1114448.

5.4	Publications by the Bidder in Connection with the Delisting Purchase Offer

In Sec. 22 of the Offer Document, the Bidder has stated that all publications and announcements required according to the WpÜG or the applicable capital market law provisions of the United States in connection with the Delisting Purchase Offer as well as a non -binding English translation of the Offer Document, which has not been reviewed by the BaFin, will be published on the internet at its website at

https://www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer and, to the extent necessary pursuant to the WpÜG, in the German Federal Gazette (Bundesanzeiger).

The Bidder has announced that it will publish the notifications pursuant to Sec. 23 para. 1 WpÜG as follows:

(i)	On a weekly basis after publication of the Offer Document (Sec. 23 para. 1 sentence 1 no. 1 WpÜG);

(ii)	On a daily basis during the final week prior to the end of the Acceptance Period (Sec. 23 para. 1 sentence 1 no. 1 WpÜG); and

(iii)	Without undue delay (unverzüglich) after expiry of the Acceptance Period (Sec. 23 para. 1 sentence 1 no. 2 WpÜG).

Furthermore, the Bidder will file publications and announcements in connection with the Delisting Purchase Offer in English with the SEC and will make them available in English on the internet at the website of the SEC at

https://www.sec.gov/edgar/browse/?CIK=1114448 (for Novartis AG)

and

https://www.sec.gov/edgar/browse/?CIK=1340243 (for MorphoSys).

For further details and other publications of the Bidder, especially pertaining to U.S. law, see Sec. 22 of the Offer Document.

5.5	Material Terms of the Delisting Purchase Offer

5.5.1	Offer Price

Subject to the terms set forth in the Offer Document, the Bidder offers to acquire all MorphoSys Shares (including all MorphoSys Shares represented by MorphoSys ADSs) not held directly by the Bidder (ISIN DE0006632003) at the Offer Price of

EUR 68.00

per MorphoSys Share,

without interest.

The Offer Price per MorphoSys Share applies to all MorphoSys Shares, including all ancillary rights existing at the time of the consummation of the Delisting Purchase Offer (the “Closing”), in particular the right to dividends.

MorphoSys ADS Holders may accept the Delisting Purchase Offer by (i) surrendering their MorphoSys ADSs to receive MorphoSys Shares or (ii) instructing the ADS Tender Agent to tender the MorphoSys Shares underlying their MorphoSys ADSs in the Delisting Purchase Offer. More details can be found in Sec. 13.2 and 13.3 of the Offer Document.

5.5.2	Acceptance Period

Acceptance Period

The period for accepting the Delisting Purchase Offer for the MorphoSys Shares including MorphoSys Shares represented by MorphoSys ADSs began upon publication of the Offer Document on 4. Juli 2024 and will end on

2 August 2024,

24:00 hours Frankfurt am Main Local Time and

18:00 hours New York Local Time, respectively

(such period, including all extensions resulting from provisions of the WpÜG as set out below the “Acceptance Period”).

Extension of the Acceptance Period

The period for the acceptance of the Delisting Purchase Offer will be extended automatically in the following cases:

(i)

The Bidder may amend the Delisting Purchase Offer until one (1) business day (Arbeitstag) in Germany before expiry of the Acceptance Period in accordance with Sec. 21 WpÜG. In the event of an amendment of the Delisting Purchase Offer pursuant to Sec. 21 WpÜG, the Acceptance Period will be automatically extended by two (2) weeks pursuant to Sec. 21 para. 5 sentence 1 WpÜG, if publication of the amended Delisting Purchase Offer takes place within the last two (2) weeks before expiry of the Acceptance Period. In that event, pursuant to Sec. 5.2 of the Offer Document, the Acceptance Period will be extended until 16 August 2024, 24:00 hours Frankfurt am Main Local Time / 18:00 hours New York Local Time. Pursuant to Sec. 21 para. 5 sentence 2 WpÜG, this applies even if the amended Delisting Purchase Offer violates statutory provisions.

(ii)

If (A) a competing public offer is launched by a third party in accordance with Sec. 22 para. 1 WpÜG (a “Competing Offer”) during the Acceptance Period for the Delisting Purchase Offer and (B) the Acceptance Period for the Delisting Purchase Offer expires prior to the end of the acceptance period for the Competing Offer, the Acceptance Period for the Delisting Purchase Offer will automatically be extended to correspond to the expiry of the acceptance period for the

Competing Offer in accordance with Sec. 22 para. 2 WpÜG. Pursuant to Sec. 21 para. 5 sentence 2 WpÜG, this applies even if the Competing Offer is amended or prohibited or violates statutory provisions.

(iii)

If a general meeting (Hauptversammlung) of MorphoSys is convened in connection with the Delisting Purchase Offer following publication of the Offer Document, then the Acceptance Period will be extended to ten (10) weeks beginning with publication of the Offer Document in accordance with Sec. 16 para. 3 WpÜG (i.e., until 12 September 2024, 24:00 hours Frankfurt am Main Local Time / 18:00 hours New York Local Time).

According to Secs. 5.2 and 21 of the Offer Document, on 3 July 2024, the Bidder obtained the SEC Relief in order to permit the extension of the Acceptance Period in compliance with German Takeover Rules by two (2) calendar weeks and not, as stipulated by the U.S. Offer Rules, by only ten (10) U.S. Working Days in case of an amendment to this Delisting Purchase Offer.

MorphoSys Securityholders that have accepted the Delisting Purchase Offer have certain withdrawal rights, as further described in Sec. 17 of the Offer Document.

No Additional Acceptance Period

According to Sec. 5.3 of the Offer Document, there will be no additional acceptance period pursuant to Sec. 16 para. 2 WpÜG, which would allow for acceptance of the Delisting Purchase Offer within two weeks after the expiry of the Acceptance Period.

5.5.3	No Closing Conditions

According to Sec. 12 of the Offer Document, the Delisting Purchase Offer satisfies the requirements for a tender offer pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG and is, in particular, not subject to any conditions. Therefore, settlement of the Delisting Purchase Offer is not subject to any closing conditions.

5.5.4	Governing Law; Place of Jurisdiction

According to Sec. 24 of the Offer Document, the Delisting Purchase Offer and the contracts concluded as a result of the acceptance of the Delisting Purchase Offer will be governed by German law. The exclusive place of jurisdiction for all legal disputes arising out of, or in connection with, the Delisting Purchase Offer (and any contract concluded as a result of the acceptance of the Delisting Purchase Offer) will be, to the extent permitted by law, Frankfurt am Main, Germany.

5.6	Acceptance and Settlement of the Delisting Purchase Offer for MorphoSys Securities

5.6.1	Acceptance of the Delisting Purchase Offer Outside Germany, the Member States of the European Union, the European Economic Area and the United States

The Bidder points out in Sec. 1.7 of the Offer Document that the acceptance of the Delisting Purchase Offer outside of Germany, the member states of the European Union and the European Economic Area and the United States may be subject to legal restrictions.

MorphoSys Securityholders who come into possession of the Offer Document outside of Germany, the member states of the European Union and the European Economic Area or the United States and who wish to accept the Delisting Purchase Offer outside of Germany, the member states of the European Union and the European Economic Area or the United States, and/or who are subject to statutory provisions other than those of Germany, the member states of the European Union and the European Economic Area or the United States are advised to inform themselves of and to comply with the relevant applicable statutory provisions. According to Sec. 1.7 of the Offer Document, neither the Bidder or any persons acting jointly with the Bidder nor the ADS Tender Agent assume responsibility for acceptance of the Delisting Purchase Offer outside of Germany, the member states of the European Union and the European Economic Area and the United States being permissible under the relevant applicable statutory provisions.

5.6.2	Acceptance and Settlement of the Delisting Purchase Offer for MorphoSys Shares

Acceptance of the Delisting Purchase Offer for MorphoSys Shares

MorphoSys Shareholders may accept the Delisting Purchase Offer as is set out in detail in Sec. 13.1 of the Offer Document.

According to Sec. 13.1.2 of the Offer Document, MorphoSys Shareholders who wish to accept the Delisting Purchase Offer should contact their custodian bank or other custodian investment service provider (in each case, the “Custodian Bank”) with registered office or a branch in Germany with any questions they may have regarding acceptance of the Delisting Purchase Offer and the technical aspects of settlement of the Delisting Purchase Offer. Those banks and service providers have been separately informed about the modalities for acceptance and settlement of the Delisting Purchase Offer and are required to inform customers who hold MorphoSys Shares in their securities deposit accounts about the Delisting Purchase Offer and the steps required to accept it.

During the Acceptance Period, MorphoSys Shareholders may accept the Delisting Purchase Offer only by:

(i)	A declaration of acceptance of the Delisting Purchase Offer in writing or in text form (the “Declaration of Acceptance”) vis-à-vis their own Custodian Bank, and

(ii)

Instructing their Custodian Bank to immediately effect the booking of the MorphoSys Shares which are held in their securities deposit account and for which they wish to accept the Delisting Purchase Offer to ISIN DE000A40ESD9 at Clearstream Banking AG, Frankfurt am Main, Germany (“Clearstream”).

The Declaration of Acceptance will not become effective until the MorphoSys Shares for which the Delisting Purchase Offer has been accepted during the Acceptance Period have been booked to ISIN DE000A40ESD9 at Clearstream by no later than 18:00 hours Frankfurt am Main Local Time / 12:00 hours New York Local Time on the second (2nd) FSE Trading Day after expiry of the Acceptance Period (any such MorphoSys Shares, the “Tendered MorphoSys Shares”). Such bookings are to be arranged by the relevant Custodian Bank without undue delay after receipt of the Declaration of Acceptance.

For further details on the acceptance of the Delisting Purchase Offer for MorphoSys Shares and the legal consequences of accepting the Delisting Purchase Offer, please refer to Secs. 13.1.2 to 13.1.4 as well as Sec. 13.1.6 of the Offer Document.

Settlement of the Delisting Purchase Offer for MorphoSys Shares

With respect to the Tendered MorphoSys Shares, the settlement of the Delisting Purchase Offer will occur as is set out in detail in Sec. 13.1 of the Offer Document. According to Sec. 13.1.5 of the Offer Document, payment of the Offer Price will be effected to the relevant Custodian Bank concurrently and contemporaneously (Zug um Zug) against transfer of the Tendered MorphoSys Shares to the account of the Settlement Agent at Clearstream. The Settlement Agent will transfer the Offer Price for the Tendered MorphoSys Shares through Clearstream to the relevant Custodian Bank without undue delay, but no later than on the fourth (4th) Banking Day following publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG (i.e., 13 August 2024 subject to any extension of the Acceptance Period).

For further details on the settlement of the Delisting Purchase Offer for MorphoSys Shares, please refer to Sec. 13.1.5 of the Offer Document.

5.6.3	Acceptance and Settlement of the Delisting Purchase Offer for MorphoSys ADSs

Surrendering MorphoSys ADSs to receive MorphoSys Shares to tender in the Delisting Purchase Offer

According to the information provided by the Bidder in Sec. 13.3 of the Offer Document, MorphoSys ADS Holders who wish to participate in the acceptance and settlement of the Delisting Purchase Offer as pertains to MorphoSys Shares (as described in Sec. 13.1 of the Offer Document), may tender the underlying MorphoSys Shares in respect of the MorphoSys ADSs in the Delisting Purchase Offer following their withdrawal from the MorphoSys ADS program. Each MorphoSys ADS represents one-quarter of one MorphoSys Share deposited with The Bank of New York Mellon (the “ADS Depositary”).

Instead of instructing the ADS Tender Agent to tender the MorphoSys Shares underlying its MorphoSys ADSs in the Delisting Purchase Offer as described in Sec. 13.2 of the Offer Document, a MorphoSys ADS Holder may tender MorphoSys Shares in the Delisting Purchase Offer by surrendering its MorphoSys ADSs to the ADS Depositary, paying any governmental charges or cable fees or other charges payable in connection with such surrender and withdrawal (except for any transfer, documentary, sales, use, stamp, registration, value-added and other similar taxes and fees, which shall be paid by the Bidder) and otherwise complying with the terms and conditions of the ADS Deposit Agreement (as defined below in Sec. 7.3.1). The ADS Depositary’s cancellation fee of USD 0.05 per MorphoSys ADS will be borne by the Bidder.

For further details on surrendering MorphoSys ADSs to receive MorphoSys Shares to tender in the Delisting Purchase Offer, please refer to Sec. 13.3 of the Offer Document.

Acceptance of the Delisting Purchase Offer for MorphoSys ADSs

According to Sec. 13.2.1 of the Offer Document, the acceptance of the Delisting Purchase Offer by MorphoSys ADS Holders for MorphoSys Shares represented by MorphoSys ADSs can only be made through the ADS Tender Agent. The acceptance notice can be sent to the ADS Tender Agent by mail or courier to the below addresses:

Registered, Certified or Express Mail	By Overnight Courier

The Bank of New York Mellon Attn: Voluntary Corporate Actions, COY: MPSB P.O. Box 43011 Providence, RI 02940-3011 United States	The Bank of New York Mellon Attn: Voluntary Corporate Actions, COY MPSB 150 Royall Street, Suite V Canton, MA 02021 United States

E-Mail (for notices of guaranteed delivery only):

canoticeofguarantee@computershare.com

MorphoSys ADS Holders may accept the Delisting Purchase Offer irrespective of whether the total number of MorphoSys ADS tendered by them is an integral multiple of four (4) (i.e., the Delisting Purchase Offer may be readily accepted for one (1), two (2) or three (3) ADSs).

According to Sec. 13.2.2 of the Offer Document, the procedure that can be used by MorphoSys ADS Holders, which is described in greater detail in Sec. 13.2.2 of the Offer Document, depends on whether the MorphoSys ADS Holder (i) is a registered holder of MorphoSys ADSs in certificated form evidenced by a MorphoSys ADR, (ii) is a registered holder of MorphoSys ADSs in uncertificated form (i.e., without a MorphoSys ADR) or (iii) holds MorphoSys ADSs in a securities account with a broker or other securities intermediary that is a direct or indirect participant in The Depository Trust Company (“DTC”).

For further details on the acceptance of the Delisting Purchase Offer for MorphoSys ADSs, please refer to Sec. 13.2 of the Offer Document.

Settlement of the Delisting Purchase Offer for MorphoSys ADSs

According to Sec. 13.2.5 of the Offer Document, the Bidder will, subject to the terms of the Delisting Purchase Offer, with respect to the MorphoSys Shares represented by MorphoSys ADSs properly tendered for sale during the Acceptance Period and not validly withdrawn, pay the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream without undue delay, however no later than on the fourth (4th) Banking Day, following the publication of the tender results pursuant to Sec. 23 para. 1 no. 2 WpÜG after the expiration of the Acceptance Period.

Upon crediting of the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Price. It is the ADS Tender Agent’s responsibility to transfer the Offer Price, after deduction of all applicable costs or withholding taxes, to the MorphoSys ADS Holders without undue delay. The ADS Depositary’s cancellation fee of USD 0.05 per MorphoSys ADS will be borne by the Bidder. The Offer Price will then be paid to the MorphoSys ADS Holders by the ADS Tender Agent in USD. The Offer Price will be converted by the ADS Tender Agent by sale of the EUR amounts received or in any other manner it determines using an exchange rate from EUR to USD determined or assigned by it on the day it effects the conversion.

5.7	No Stock-Exchange Trading in Tendered MorphoSys Shares or Tendered MorphoSys ADSs

No Stock-Exchange Trading in Tendered MorphoSys Shares

According to Sec. 13.1.7 of the Offer Document, it is not intended to organize or to apply for a listing of the Tendered MorphoSys Shares for trading on the regulated Market (regulierter Markt) of the FSE or another stock exchange. MorphoSys Shareholders who have accepted the Delisting Purchase Offer will therefore no longer be able to trade their Tendered MorphoSys Shares on the stock exchange once the MorphoSys Shares have been rebooked into ISIN DE000A40ESD9. The Bidder assumes that the management of the Berlin Stock Exchange (Wertpapierbörse Berlin) will terminate the inclusion of the MorphoSys Shares in the sub-segment Berlin Second Regulated Market of the Berlin Stock Exchange (Wertpapierbörse Berlin) pursuant to Sec. 17 para. 2 sentence 1 in conjunction with Sec. 17 para. 1 of the terms and conditions for the Berlin Open Market (Geschäftsbedingungen für den Freiverkehr an der Wertpapierbörse Berlin) shortly after the revocation of the admission to trading on the regulated market (regulierter Markt) of the FSE.

However, MorphoSys Shares that have not been tendered into the Delisting Purchase Offer may still be traded on the regulated market (regulierter Markt) of the FSE under the ISIN DE0006632003 and over the counter until the effectiveness of the Delisting.

For further details of the stock-exchange trading in Tendered MorphoSys Shares reference is made to Sec. 13.1.7 of the Offer Document.

No Stock-Exchange Trading in Tendered MorphoSys ADSs

According to Sec. 13.2.7 of the Offer Document, there will be no stock market trading in MorphoSys ADSs tendered through the ADS Tender Agent (the “Tendered MorphoSys ADSs”). Tendered MorphoSys ADSs will be blocked on the books of the ADS Depositary or DTC until the MorphoSys Shares represented by MorphoSys ADSs are accepted for purchase, or the MorphoSys ADSs are withdrawn, or returned in the case of termination of the Delisting Purchase Offer.

5.8	Financing of the Delisting Purchase Offer

According to Sec. 14.1 of the Offer Document, the Bidder has indicated that the maximum costs for the implementation of the Delisting Purchase Offer could amount to EUR 2,582,368,332.00, consisting of the Offer Price of EUR 68.00 for 37,961,299 MorphoSys Shares, i.e., all MorphoSys Shares not directly held by the Bidder, including all 244,876 new MorphoSys Shares that may be issued until expiration of the

Acceptance Period under the Incentive Plans (the “New MorphoSys Shares”), and transaction costs of approx. EURm 1). These costs would have to be borne and paid by the Bidder if the Delisting Purchase Offer were to be accepted for all MorphoSys Shares and all New MorphoSys Shares not directly held by the Bidder.

Given that the conversion price under the Convertible Bonds is substantially higher than the Offer Price per MorphoSys Share, the Bidder assumes pursuant to Sec. 14.1 of the Offer Document that holders of Convertible Bonds will refrain from executing their Conversion Right and that no new MorphoSys Shares will be issued thereunder (see hereto also Sec. 7.2.2 of the Offer Document).

The Bidder entered into a Non-Tender Agreement and a Securities Blockage Agreement, both with Novartis BidCo Germany and with respect to the Securities Blockage Agreement with UBS Switzerland AG, Zürich, Schweiz (both as described in detail at Sec. 8.3 of the Offer Document). According to these agreements, Novartis BidCo Germany undertakes, among other things, not to tender the 34,337,809 MorphoSys Shares it holds in the course of the Delisting Purchase Offer. As described in Sec. 14.2 of the Offer Document, the Bidder therefore expects that no offer consideration will be payable in respect of 34,337,809 MorphoSys Shares. Hence, taking into account the 34,337,809 MorphoSys Shares held directly by Novartis BidCo Germany, the Delisting Purchase Offer can potentially be accepted only for 3,378,614 MorphoSys Shares and further 244,876 New MorphoSys Shares. On the basis of the Offer Price of EUR 68.00 per MorphoSys Share, the offer consideration required if all of these MorphoSys Shares and New MorphoSys Shares were tendered into the Delisting Purchase Offer would amount to EUR 246,397,320.00. Therefore, the total costs of acquiring these MorphoSys Shares and New MorphoSys Shares including the transaction costs amount to approximately EUR 247,397,320.00.

According to Sec. 14.3 of the Offer Document, before publishing the Offer Document, besides the conclusion of the Non-Tender Agreement and the Security Blockage Agreement the Bidder has taken the necessary measures to ensure that the funds necessary for complete fulfillment of the costs of the Delisting Purchase Offer will be available to it in due time. The Bidder has secured the necessary financial means to meet its payment obligations at settlement under the Delisting Purchase Offer by having arranged for cash and committed funds, which will be made available to the Bidder (directly or indirectly) in the form of equity capital and/or shareholder loans or similar instruments for this purpose by Novartis AG. Further information on the financing measures are described in Sec. 14.3 of the Offer Document.

According to Sec. 14.4 of the Offer Document, Deutsche Bank Aktiengesellschaft, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany, under the company number HRB 30000, an investment service provider that is independent of the Bidder, has issued the required financing confirmation pursuant to Sec. 13 para. 1 sentence 2 WpÜG dated 20 June 2024. It is attached to the Offer Document as annex 3.

5.9	Relevance of the Offer Document

The selected information in Sec. 5 of this Statement has been taken solely from the Offer Document of the Bidder and only summarizes certain important information set forth in the Offer Document. Thus, the description of the Delisting Purchase Offer in this Statement does not purport to be complete and this Statement should be read together with the Offer Document. For further information and details (in particular, details regarding the Acceptance Period, the acceptance and settlement modalities and withdrawal rights), MorphoSys Securityholders should refer to the Offer Document. Only the terms of the Offer Document are authoritative for the content and execution of the Delisting Purchase Offer. It is the sole responsibility of each MorphoSys Securityholder to take – to the extent required – all necessary steps and actions under or in connection with the Offer Document.

6	EVALUATION OF THE DELISTING PURCHASE OFFER

6.1	Type and Amount of the Offer Consideration

In accordance with and subject to the terms set forth in the Offer Document, the Bidder offers to acquire all (i) MorphoSys Shares, including all ancillary rights existing at the time of the settlement of the Delisting Purchase Offer, in particular the right to receive dividends, and (ii) all MorphoSys Shares represented by MorphoSys ADSs, at the Offer Price (consideration within the meaning of Sec. 27 para. 1 sentence 2 no. 1 WpÜG) in the amount of EUR 68.00 in cash for each MorphoSys Share.

As per Sec. 13.1.5 of the Offer Document, the payment of the Offer Price in exchange for Tendered MorphoSys Shares validly tendered during the Acceptance Period and not properly withdrawn will be made without undue delay, however no later than on the fourth (4th) Banking Day following the publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG.

6.2	Adequacy of the Consideration under the Previous Takeover Offer

The Management Board and the Supervisory Board each conducted a careful assessment and extensive examination and analysis of the financial adequacy of the Previous Offer Price (as defined below), thereby considering certain factors.

For the Previous Takeover Offer, the Management Board and the Supervisory Board assessed the consideration of EUR 68.00 under the Previous Takeover Offer (the “Previous Offer Price”), which corresponds to the Offer Price of the Delisting Purchase Offer, and both, independently from each other, came to the conclusion that the Previous Offer Price was adequate.

The Management Board and the Supervisory Board thereby independently from each other dealt, inter alia, with:

(i)	The premium of the Previous Offer Price to historical stock exchange prices;

(ii)	The fact that the Previous Offer Price was a negotiated result;

(iii)	The fact that the Previous Offer Price was higher than any offer by any other potential bidder;

(iv)	The Previous Offer Price being a cash consideration;

(v)

The fact that the Management Board and the Supervisory Board believed, being familiar with the then current and historical financial condition and the results of MorphoSys, that the Previous Offer Price to be paid to MorphoSys Securityholders exceeded MorphoSys’ standalone value, i.e. without Novartis according to the Business Combination Agreement or any other possible partner;

(vi)	The fact that the Previous Offer Price exceeded the statutory minimum price applicable to the Previous Takeover Offer; and

(vii)

The fact that the equity value of MorphoSys determined on the basis of the Previous Offer Price was significantly higher than the equity value of MorphoSys determined on the basis of an evaluation pursuant to the guidelines published by the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V.) (IDW S 1).

The Previous Takeover Offer was accepted for 29,336,378 MorphoSys Shares for the consideration of EUR 68.00 offered in the Previous Takeover Offer, i.e. for approximately 77.78% of the share capital and approximately 77.89% of the voting share capital in MorphoSys.

6.3	Previous acquisitions on the Stock Exchange and Over the Counter

Neither for the previous acquisitions on the stock exchange by the Bidder in the period between 12 April 2024 and 16 April 2024, through which the Bidder acquired a total of 4,360,100 MorphoSys Shares

(corresponding to approximately 11.56% of the share capital and approximately 11.57% of the voting share capital in MorphoSys), nor for the acquisitions over the counter by the Bidder on 10 June 2024 and 16 June 2024, through which the Bidder acquired a total of 641,331 MorphoSys Shares (corresponding to approximately 1.7% of the share capital and of the voting share capital in MorphoSys), a higher price per MorphoSys Share than the Offer Price was paid.

6.4	Premium to Historical Stock Exchange Prices

In the opinion of the Management Board and the Supervisory Board, the stock exchange price of the MorphoSys Shares was, as from 5 February 2024, affected by the publication of the Bidder’s decision to launch the Previous Takeover Offer. Consequently, 2 February 2024 was the last FSE Trading Day on which the stock exchange price of the MorphoSys Shares was not influenced by the Bidder’s announcement to launch the Previous Takeover Offer. This is because the price movements following the publication of the Bidder’s decision to launch the Previous Takeover Offer on 5 February 2024 indicate that trading subsequently became detached from the stand-alone fair market value per MorphoSys Share without the business combination with Novartis.

In relation to the stock exchange price of the MorphoSys Shares prior to the publication of the Bidder’s decision to launch the Previous Takeover Offer on 5 February 2024, the Offer Price of EUR 68.00 includes the following premiums:

(i)

The stock exchange price (XETRA closing price) on 2 February 2024, the last FSE Trading Day prior to the publication of the Bidder’s decision to launch the Previous Takeover Offer pursuant to Sec. 10 para. 1 sentence 1 WpÜG, amounted to EUR 42.16 per MorphoSys Share (source: https://www.boerse-frankfurt.de/aktie/morphosys-ag1). Based on this stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 25.84 or 61.29%.

(ii)

The volume weighted average stock exchange price during the last three (3) months prior to 4 February 2024, the last day prior to the publication of the Bidder’s decision to launch the Previous Takeover Offer pursuant to Sec. 10 para. 1 sentence 1 WpÜG, amounted to EUR 28.80 per MorphoSys Share as communicated by BaFin with letter on 13 February 2024. Based on this average stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 39.20 or 136.11%.

(iii)

The volume weighted average stock exchange price during the last month prior to the unaffected closing price of 25 January 2024, the last day before first rumors on a potential takeover of MorphoSys came up, amounted to EUR 35.00 per MorphoSys Share (source: S&P Capital IQ Pro). Based on this average stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 33.00 or 94.29%. The volume weighted average stock exchange price during the last three (3) months prior to the last unaffected closing price of 25 January 2024 amounted to EUR 28.11 per MorphoSys Share (source: S&P Capital IQ Pro). Based on this average stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 39.89 or 141.91%.

Furthermore, the Offer Price of EUR 68.00 per MorphoSys Share exceeds the Six-Month Average Price of the MorphoSys Share of EUR 55.12 (see Sec. 10.3 of the Offer Document).

Overall, the Offer Price includes a significant premium to the historic stock exchange prices of the MorphoSys Shares prior to the Bidder’s decision to launch the Previous Takeover Offer.

[1]	Last accessed on 4 July 2024.

6.5	Recommendations of Research Analysts

The Offer Price exceeds the average target price per MorphoSys Share of EUR 32.74 as set out in the analyst reports by 107.7%. The following table gives an overview of target prices and recommendations of research analysts until 4 February 2024, the last day prior to the publication of the Bidder’s decision to launch the Previous Takeover Offer.

Recommendations of Research Analysts until 4 February 2024(1)

Broker	Date of analysis	MorphoSys Target Price	Recommendation
Morgan Stanley	02-Feb-24	EUR 38.00	Hold
EQUI.TS	31-Jan-24	EUR 44.00	Hold
Goldman Sachs	30-Jan-24	EUR 18.00	Hold
Citi	30-Jan-24	EUR 15.00	Sell
Landesbank Baden-Wuerttemberg	30-Jan-24	EUR 40.00	Hold
Leerink Partners	30-Jan-24	EUR 22.00	Hold
UBS AG	30-Jan-24	EUR 47.00	Buy
Deutsche Bank	30-Jan-24	EUR 25.00	Hold
Van Lanschot Kempen	21-Dec-23	EUR 11.00	Sell
Wells Fargo	14-Dec-23	EUR 62.10	Buy
JP Morgan	05-Dec-23	EUR 31.00	Buy
FMR Frankfurt Main Research AG	22-Dec-23	EUR 39.00	Buy
Oddo BHF	21-Nov-23	EUR 33.50	Buy

Average		EUR 32.74

(1)	Source: Bloomberg, FactSet, broker reports as of 19 March 2024.

6.6	Fairness Opinion from the Previous Takeover Offer

On 10 April 2024, Centerview Partners LLC (“Centerview”) rendered to the Management Board and the Supervisory Board its oral fairness opinion, subsequently confirmed in a written opinion dated such date (the “Fairness Opinion”). The Fairness Opinion was based on and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing the Fairness Opinion. According to the Fairness Opinion, the consideration that was to be paid to the holders of MorphoSys Shares (other than (i) MorphoSys Shares which were, as of the date of the Fairness Opinion, held by MorphoSys as treasury shares, and (ii) MorphoSys ADSs), pursuant to the offer document for the Previous Takeover Offer, was fair, from a financial point of view, to such holders.

6.7	Adequacy of the Offer Price

The Management Board and the Supervisory Board, each individually, examined the consideration in the context of the Previous Takeover Offer, the relevant historical stock exchange prices and the recommendations of financial analysts, discussed the methods and results applied in detail and subjected them to an independent critical assessment.

The Management Board and the Supervisory Board have conclusively examined whether the Offer Price meets the minimum price requirements for a delisting purchase offer (Delisting-Erwerbsangebot) within the meaning of Sec. 39 para. 3 sentence 2 BörsG in conjunction with Sec. 31 para. 1 and para. 7 WpÜG and of the WpÜG Offer Regulation. The Management Board and the Supervisory Board confirm, subject to the information provided by the Bidder in Sec. 10 of the Offer Document being correct, that the Offer Price of EUR 68.00 complies with these legal requirements, and is therefore fair for the purpose of the Delisting Purchase Offer.

As stated in Sec. 6.4, the Offer Price includes a substantial premium compared to relevant historical stock exchange prices. The Offer Price is also above the average target price resulting from the recommendations of financial analysts until 4 February 2024, the last day prior to the publication of the Bidder’s decision to launch the Previous Takeover Offer. The Offer Price of EUR 68.00 exceeds the average price target of EUR 32.74 per MorphoSys Share from the analyst reports prior to the publication of the Bidder’s decision to launch the Previous Takeover Offer per MorphoSys Share by 107.7%.

The Offer Price for the Delisting Purchase Offer offers neither a premium nor a discount compared to the Previous Offer Price of the Previous Takeover Offer. In their joint reasoned statement on the Previous Takeover Offer, the Management Board and the Supervisory Board had commented in detail and with reference to the Fairness Opinion on the adequacy of the Previous Offer Price under the Previous Takeover Offer. The Previous Takeover Offer was accepted for 29,336,378 MorphoSys Shares at the Previous Offer Price of EUR 68.00, i.e. for approximately 77.78% of the share capital and approximately 77.89% of the voting share capital in MorphoSys. This is seen by the Management Board and the Supervisory Board as an indication that the Previous Offer Price of EUR 68.00 was considered fair, reasonable and attractive by the MorphoSys shareholders. The Management Board and the Supervisory Board are of the opinion that, in comparison with the Previous Offer Price, nothing else can apply to the adequacy of the Offer Price in the context of this Delisting Purchase Offer.

The Management Board and the Supervisory Board point out that, unlike for the Previous Takeover Offer, no fairness opinion was obtained to evaluate the Offer Price. This was not necessary against the background of the intensive discussions between the Management Board and the Supervisory Board regarding the equally high consideration of the Previous Takeover Offer.

The fact that the parallel acquisitions made by the Bidder on the stock exchange and over the counter did not involve a higher consideration per MorphoSys Share than the Offer Price and that a substantial number of additional MorphoSys Shares could nevertheless be acquired by the Bidder in this way also underlines the attractiveness of the Offer Price.

The Management Board and the Supervisory Board also take note of the Bidder’s assessment that it considers it highly unlikely that the cash consideration per MorphoSys Share to be granted pursuant to Sec. 62 para. 5 sentence 1 of the German Transformation Act (Umwandlungsgesetz – “UmwG”) in conjunction with Sec. 327a para. 1 sentence 1 AktG (the “Squeeze-Out Cash Consideration”) in connection with the implementation of the merger squeeze-out pursuant to Sec. 62 para. 5 UmwG in conjunction with Sec. 327a et seqq. AktG (the “Merger Squeeze-Out”) will be higher than the Offer Price per MorphoSys Share under the Delisting Purchase Offer. Based on the currently ongoing valuation performed by ValueTrust Financial Advisors Deutschland GmbH on behalf of the Bidder, the Bidder is of the opinion that the value of the equity of MorphoSys according to the valuation method is more than one third below the value of the equity of MorphoSys determined on the basis of the Offer Price (in each case on a fully diluted basis). This also speaks in favor of the attractiveness of the Offer Price.

Depending on the volume of trading available, MorphoSys Shareholders may achieve a higher price than the Offer Price on the stock exchange. MorphoSys Shareholders should also consider whether they can remain invested in a stock which will no longer be publicly traded (e.g., under their rules) and for which there may be insufficient liquidity, and whether they are sufficiently confident that they have sufficient financial flexibility after the Delisting to wait for liquidity in case they are unable to monetize part or all of their holdings until the Merger Squeeze-Out initiated by the Bidder becomes effective, or whether to sell their MorphoSys Shares during the Acceptance Period.

Overall, the result of the Management Board’s and Supervisory Board’s own review is that they consider the type and amount of the Offer Price to be fair, adequate and attractive.

7	OBJECTIVES AND INTENTIONS OF THE BIDDER, NOVARTIS PHARMA, AND NOVARTIS AG AS WELL AS EXPECTED CONSEQUENCES FOR MORPHOSYS

7.1	Objectives and Intentions set forth in the Offer Document

The uniform intentions of the Bidder, Novartis Pharma and Novartis AG as set forth in Sec. 9 of the Offer Document are summarized below. As set out in the Offer Document, these intentions refer to the date of the publication of the Offer Document. On the basis of careful consideration and to the best knowledge of MorphoSys, neither the Bidder nor Novartis Pharma nor Novartis AG have any intentions deviating from the intentions laid out in Secs. 9.1 to 9.7 of the Offer Document.

7.1.1	Delisting

According to Sec. 9.1 of the Offer Document, the Bidder intends to effect the Delisting jointly with MorphoSys. To this end, MorphoSys has undertaken in the Delisting Agreement to file the Delisting Application with the FSE concerning MorphoSys Shares no later than one (1) week prior to the expiry of the Acceptance Period. To facilitate the Delisting Application by MorphoSys and the Delisting, the Bidder has prepared and published the Delisting Purchase Offer pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG.

If the management of the FSE grants the Delisting Application by the Management Board of MorphoSys, it will revoke the admission of the MorphoSys Shares to trading on the regulated market (regulierter Markt) of the FSE. Also, going forward, MorphoSys will not apply for admission of MorphoSys Shares to trading on the regulated market (regulierter Markt) or on the open market (Freiverkehr) on the FSE or another organized trading platform.

If the management of the FSE grants the Delisting Application, the listed MorphoSys Shares which were not tendered during the Acceptance Period will be traded on the regulated market (regulierter Markt) of the FSE under ISIN DE0006632003 until the revocation decision becomes effective. Pursuant to Sec. 46 para. 3 of the Exchange Rules for the Frankfurt Stock Exchange (Börsenordnung für die Frankfurter Wertpapierbörse) a revocation of admission to trading in accordance with Sec. 39 para. 2 sentence 3 no. 1 BörsG will become effective within three trading days after publication of the revocation decision by the management of the FSE. The Delisting is not to become effective before the end of the Acceptance Period. It is currently assumed that the Delisting will come into effect in August 2024, but not before the end of the Acceptance Period.

According to Sec. 9.1 of the Offer Document, the Delisting will, in particular, have the following consequences for the MorphoSys Shares and the MorphoSys Shareholders:

•

In the event of Delisting, trading of the MorphoSys Shares on the regulated market (regulierter Markt) of the FSE will end. The Bidder assumes that the management of the Berlin Stock Exchange (Wertpapierbörse Berlin) will terminate the inclusion of the MorphoSys Shares in the sub-segment Berlin Second Regulated Market of the Berlin Stock Exchange (Wertpapierbörse Berlin) pursuant to Sec. 17. para. 2 sentence 1 in conjunction with Sec. 17 para. 1 of the terms and conditions for the Berlin Open Market (Geschäftsbedingungen für den Freiverkehr an der Wertpapierbörse Berlin) shortly after the revocation of the admission to trading on the regulated market (regulierter Markt) of the FSE and has also undertaken in the Delisting Agreement to use its reasonable best efforts to take all steps required for the termination of such inclusion (see Sec. 9.1 of the Offer Document). The MorphoSys Shares are not admitted to trading on another regulated market within the Federal Republic of Germany or the European Union or the European Economic Area. Therefore, MorphoSys Shareholders will not have access to a regulated market for MorphoSys Shares, which may detrimentally affect the ability to trade MorphoSys Shares.

•	Upon Delisting, trading of the MorphoSys Shares on XETRA, the electronic trading system of the FSE, ends at the same time.

•

In the Delisting Agreement, MorphoSys has undertaken not to apply for the inclusion of MorphoSys Shares to trading on the open market (Freiverkehr) of any stock exchange and to end existing inclusions no earlier than when the Delisting comes into effect where such inclusion occurred upon application by MorphoSys. Even if MorphoSys Shares should remain or become included in open market trading at a stock exchange, these markets may not have any sufficient liquidity to enable normal trading activities with MorphoSys Shares.

•

It cannot be ruled out that the Delisting Application will adversely affect the stock exchange price of MorphoSys Shares in the future, for example after settlement of the Delisting Purchase Offer, and that there is a possibility of price losses.

•

Upon consummation of the Delisting, several transparency and trading provision will no longer apply to the trade with MorphoSys Shares, in particular Sec. 33 et seqq., 48 et seqq. WpHG, Art. 17 to 19 of Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and certain other provisions of the AktG, the German Commercial Code (Handelsgesetzbuch) and the Exchange Rules for the Frankfurt Stock Exchange (Börsenordnung für die Frankfurter Wertpapierbörse). This will result in a significantly lower level of protection for MorphoSys Shareholders.

In addition, the Bidder intends in the course of the Delisting to effect together with MorphoSys the delisting of the MorphoSys Securities from Nasdaq in August 2024 as well as the subsequent deregistration of the MorphoSys Shares under the U.S. Exchange Act.

7.1.2	Future Business Activity and Strategy, Assets and Future Obligations of MorphoSys

Future Business Activity and Strategy

According to Sec. 9.2.1 of the Offer Document, the Bidder, Novartis Pharma and Novartis AG intend to further strengthen their position in oncology and hematology, developing and commercializing innovative medicines that transform the lives of cancer patients. The financial resources of the Bidder, Novartis Pharma and Novartis AG, their additional scientific expertise and strong global commercial infrastructure provide a great benefit to MorphoSys Group as it helps accelerate the development and commercialization potential of pelabresib at a greater speed and scale and to further the development of tulmimetostat.

The willingness of Novartis AG and the Bidder to enter into the Business Combination Agreement and, subsequently, the Delisting Agreement, and to agree to the Delisting Purchase Offer (including the Offer Price) was predicated on, among other things, the acquisition of 100% of the MorphoSys Shares. The Delisting Purchase Offer is intended to be, following the Previous Takeover Offer, a further step to achieve the acquisition of 100% of the MorphoSys Shares. Additionally, Novartis BidCo Germany announced to the Management Board on 20 June 2024 its intention to carry out the Merger Squeeze-Out. Currently, the conduct of the business operations of MorphoSys based upon the business strategy currently implemented or further developed in the future as well as the final determination of the strategy for MorphoSys’ business and its implementation – subject to required approvals by the Supervisory Board – remain the responsibility of the Management Board. All integration measures taken or proposed by the Bidder will be at arm’s length.

By entering into the Development and Pre-Commercialization Support Agreement, the Cooperation Agreement and the Quality Assurance Agreement (as defined below in Sec. 10.2) with MorphoSys and MorphoSys US Inc., the Bidder, Novartis Pharma and Novartis AG intend to fully support MorphoSys in its strategy and to explore opportunities to ensure that the development and commercialization of pelabresib and tulmimetostat is successful and to enable MorphoSys Group to fully benefit from the resources and know-how of the Bidder, Novartis Pharma and Novartis AG. The Bidder, Novartis Pharma and Novartis AG intend to trust in MorphoSys to use, subject to compliance by MorphoSys with all applicable laws, best efforts to take all actions and conduct all activities (including providing access to all data, results and other relevant information of the members of the MorphoSys Group) reasonably requested by the Bidder, Novartis Pharma and Novartis AG in connection with the drafting, preparation, filing and submission of any regulatory permit or other regulatory filing or submission with respect to any MorphoSys product, including pelabresib.

Assets and Future Obligations

Until the legal effectiveness of the Merger Squeeze-Out, the Bidder, Novartis Pharma and Novartis AG intend not to take any actions relating to, initiate or otherwise support the distribution of an extraordinary dividend (Sonderdividende), the change of the existing dividend policy (Dividendenpraxis) of MorphoSys or other distributions (e.g., through share buy-backs). Any dividend policy will duly consider the financial needs of MorphoSys in light of its business strategy currently implemented or further developed in the future by the Management Board.

The Bidder, Novartis Pharma and Novartis AG intend to continue to provide the MorphoSys Group with the financial resources required to continue its business as contemplated to be conducted by Novartis AG.

The Bidder, Novartis Pharma and Novartis AG have no intentions which would result in an increase of MorphoSys Group’s current indebtedness outside the ordinary course of business.

Company Name

According to Sec. 9.2.3 of the Offer Document, until the legal effectiveness of the Merger Squeeze-Out, the Bidder, Novartis Pharma and Novartis AG intend to continue to use the current name “MorphoSys” as the corporate name of MorphoSys and its subsidiaries (for the subsidiaries, subject to customary pre- and suffixes to distinguish them from MorphoSys). However, under the Business Combination Agreement, the Bidder, Novartis Pharma and Novartis AG may consider, following the consummation of the Previous Takeover Offer, (i) rebranding the MorphoSys products to align with product names and branding customarily used by Novartis, including indicating that such MorphoSys products are sold by Novartis AG, or (ii) requiring all trademarks and other branding of the MorphoSys Group or any MorphoSys product to include a mark or other designation indicating that the MorphoSys Group is a part of Novartis AG’s affiliated group. However, the Bidder, Novartis Pharma and Novartis AG have no such intention.

7.1.3	Headquarters of MorphoSys

According to Sec. 9.3 of the Offer Document, until the legal effectiveness of the Merger Squeeze-Out, the Bidder, Novartis Pharma and Novartis AG continue to intend to maintain the registered office and the administrative headquarters of MorphoSys in Planegg, Germany. Additionally, in consideration of the complementary nature of the products and technologies of MorphoSys, the Bidder, Novartis Pharma and Novartis AG also continue to intend to maintain the R&D capability in this location.

7.1.4	Employees and Employment Conditions

According to Sec. 9.4 of the Offer Document, the Bidder acknowledges that the dedicated workforce of the MorphoSys Group is the foundation for the current and future success of the MorphoSys Group and that the current and future success of MorphoSys depends on the creativity and performance of MorphoSys Group’s workforce and their potential for innovation, both of which heavily rely on the competence and the commitment of the employees of MorphoSys.

The Bidder, Novartis Pharma and Novartis AG maintain their intention to support the Management Board in maintaining and developing an attractive and competitive framework to retain an highly qualified employee base and in the continued effort to attract talents. The Bidder, Novartis Pharma and Novartis AG intend to continue to use best efforts to retain the MorphoSys Group’s talents amongst its employees. They believe they can properly incentivize such employees consistently with their incentivization of similarly situated employees of Novartis AG and its subsidiaries and further believe they can provide such employees a welcoming and stimulating workplace and an opportunity to align their individual strengths and goals with corresponding opportunities with the MorphoSys Group as well as potentially across Novartis’ global operations.

The Business Combination Agreement further provides that, after the settlement of the Previous Takeover Offer, the parties will review MorphoSys’ existing remuneration system for the Management Board as well as the long-term incentive program for the Management Board and MorphoSys Group employees, and MorphoSys will consider the impact of the takeover based on the Previous Takeover Offer and/or the Delisting on the participation of the Management Board and the MorphoSys Group’s employees in the existing Incentive Plans in consultation with Novartis AG and the Bidder. The Bidder, Novartis Pharma and Novartis AG intend to implement the provisions of the Business Combination Agreement in its current version described in more detail in Sec. 8.1.2(f) of the Offer Document with regard to the amendment of the compensation system (for clarification: after partial termination of the Business Combination Agreement by Novartis AG and the Bidder on 20 June 2024; see Sec. 8.1.2(f) of the Offer Document for details).

The Bidder, Novartis Pharma and Novartis AG have no further intentions regarding employees and conditions of employment. In particular, the Bidder, Novartis Pharma and Novartis AG have no intentions regarding any employee representation at the level of the MorphoSys Group.

7.2	Members of the Management Board and the Supervisory Board of MorphoSys

The Bidder, Novartis Pharma and Novartis AG intend to continue to be represented on the Supervisory Board in a manner that reflects their participation after completion of the Previous Takeover Offer. The Bidder, Novartis Pharma and Novartis AG intend to continue to have their current court-appointed representatives Heinrich Moisa, Romain Lege and Silke Mainka (see Sec. 9.5 of the Offer Document) also be appointed to the Supervisory Board of MorphoSys by the next general meeting of MorphoSys.

Furthermore, the Bidder, Novartis Pharma and Novartis AG intend to appoint one (1) further representative, Christian Diehl, to the Supervisory Board of MorphoSys, following a corresponding resolution of the general meeting of MorphoSys.

7.3	Structural Measures

According to Sec. 9.6 of the Offer Document, the Management Board will continue to manage MorphoSys independently and in its own responsibility. The Bidder, Novartis Pharma and Novartis AG intend not to implement any further Legal Integration Measures (as defined in Sec. 8.1.2(d) of the Offer Document), other than as described below and in Secs. 9.6.1 and 9.6.2 of the Offer Document.

7.3.1	Termination of the ADS Deposit Agreement

MorphoSys intends to terminate the amended and restated deposit agreement among MorphoSys, the ADS Depositary and owners and holders of MorphoSys ADSs, dated 18 April 2018 (the “ADS Deposit Agreement”), pursuant to which the ADS Depositary maintains an ADS facility for the MorphoSys Shares, following the consummation of the Delisting. When the ADS Deposit Agreement is terminated, holders of MorphoSys ADSs will only have the right to receive MorphoSys Shares underlying MorphoSys ADSs upon surrender of MorphoSys ADSs and payment of applicable fees of the ADS Depositary. At any time after the date of termination, which shall be at least ninety (90) days following dissemination to MorphoSys ADS Holders of a notice of termination, the ADS Depositary may sell the remaining deposited MorphoSys Shares held under the ADS Deposit Agreement and hold the proceeds of such sale for the benefit of holders of MorphoSys ADSs that have not been surrendered.

7.3.2	Merger Squeeze-Out

As announced by MorphoSys by way of ad hoc announcement on 20 June 2024, Novartis BidCo Germany notified the Management Board by letter dated 20 June 2024 of its intention to merge MorphoSys as transferring entity into Novartis BidCo Germany as acquiring entity. Novartis BidCo Germany proposed to enter into negotiations on a merger agreement with the Management Board.

In connection with the merger of MorphoSys into Novartis BidCo Germany, Novartis BidCo Germany also made a formal request pursuant to Sec. 62 para. 5 sentence 8 UmwG in conjunction with Sec. 327a para. 1 sentence 1 AktG on 20 June 2024 to initiate the procedure for the transfer of the shares of the minority shareholders of MorphoSys to Novartis BidCo Germany against payment of an adequate cash compensation and to ensure that the necessary resolution of the annual general meeting on the Merger Squeeze-Out is passed at the annual general meeting of MorphoSys, which is expected to take place in August 2024.

The management of Novartis BidCo Germany will prepare a report in which, in particular, the type and amount of the Squeeze-Out Cash Consideration will be explained. Furthermore, the underlying valuation of MorphoSys in the determination of the Squeeze-Out Cash Consideration (the “Squeeze-Out-Valuation”) would have to be audited by a court-appointed expert auditor. The latter would have to prepare a written audit report on the results of its audit. The valuation must take into account the circumstances at the time the resolution on the Merger Squeeze-Out was passed by MorphoSys’ annual general meeting.

The Squeeze-Out-Valuation must be based on the “Principles for the Performance of Business Valuations (IDW S 1)” published by the Institut der Wirtschaftsprüfer in Deutschland e.V. (in the currently valid version 2008, as of 2 April 2008) (the “IDW S 1 Standard”) and the “Best Practice Recommendations for Business Valuations” published by Deutsche Vereinigung für Finanzanalyse und Asset Management e.V. (as of December 2012) (together with the IDW S 1 Standard the “Valuation Method”).

Based on the currently ongoing valuation, performed by ValueTrust Financial Advisors Deutschland GmbH (the “ValueTrust”) on behalf of the Bidder, the Bidder is of the opinion that the value of MorphoSys’ equity according to the Valuation Method falls below the value of MorphoSys equity determined on the basis of the Offer Price (in each case on a fully diluted basis) by more than one third.

The Bidder is therefore of the opinion that it is highly unlikely that the Squeeze-Out Cash Consideration per MorphoSys Share to be granted in connection with the implementation of the Merger Squeeze-Out will be higher than the Offer Price per MorphoSys Share. Notwithstanding the foregoing, the Bidder reemphasizes that the Squeeze-Out Valuation performed by ValueTrust and the derivation of the adequate Squeeze-Out Cash Consideration will be subject to an audit by a court-appointed, independent auditor.

7.4	Evaluation of the Objectives and Intentions of the Bidder, Novartis Pharma and Novartis AG and Expected Consequences for MorphoSys

The Management Board and the Supervisory Board have, each individually, thoroughly assessed the intentions of the Bidder, Novartis Pharma and Novartis AG set forth in Sec. 9 of the Offer Document and described in Secs. 7.1 and 7.2 of this Statement. Such intentions accurately reflect the mutual agreement between the Bidder, Novartis AG and MorphoSys, set forth in the Business Combination Agreement and in the Delisting Agreement. In the view of the Management Board and the Supervisory Board, the agreed upon objectives and intentions provide the framework for a successful implementation of the acquisition, serve the best interest of MorphoSys and all its stakeholders and offer substantial strategic advantages for MorphoSys with a view to long-term value creation.

The Management Board and the Supervisory Board welcome the intentions of the Bidder, Novartis Pharma and Novartis AG as described in Sec. 7.1 of this Statement, in particular in respect of:

•	the Delisting. The Management Board and the Supervisory Board support to pursue the Delisting. The Management Board and the Supervisory Board share the view that the broader public equity capital market is no longer a favorable environment for MorphoSys’ future strategy and that it is appropriate from a strategic and financing perspective to pursue the Delisting and subsequently to terminate the inclusion of the MorphoSys Shares in the regulated unofficial market of the Berlin Stock Exchange (Wertpapierbörse Berlin) as well as on the unregulated market on the stock exchanges of Dusseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange, to the extent that such inclusion was effected at the request of MorphoSys, and to enable a delisting of the MorphoSys Securities from Nasdaq as well to deregister the MorphoSys Securities under the U.S. Exchange Act. The Management Board and the Supervisory Board are of the view that the Delisting will enable MorphoSys to save considerable costs associated with maintaining a stock exchange listing, to reduce regulatory expenses and to release the management capacities claimed by the stock exchange listing. Furthermore, the Management Board and the Supervisory Board also acknowledge that MorphoSys is not dependent on access to the capital market for the foreseeable future due to alternative sources of financing and the provisions made in the Business Combination Agreement with regard to potential financial support of MorphoSys by the Bidder and Novartis.

•

the future business activity, strategy, assets, and future obligations of MorphoSys. In the view of the Management Board and the Supervisory Board, such support and collaboration is likely to be of advantage for MorphoSys’ overall business. The Management Board and the Supervisory Board note that the Bidder’s financial resources, additional scientific expertise and strong global commercial infrastructure provide a considerable benefit to MorphoSys Group as it helps accelerating the development and maximizing the commercialization potential of pelabresib at a greater speed and scale and to further the development of tulmimetostat;

•

the assets and future obligations of MorphoSys. In particular, the Management Board and the Supervisory Board value the best efforts commitment of the Bidder, Novartis Pharma and Novartis AG to continue to provide MorphoSys with the financial resources required to continue its business as contemplated to be conducted by Novartis, and that there are no intentions which would result in an increase of MorphoSys Group’s current indebtedness outside the ordinary course of business;

•

the intend of the continued use of the current name “MorphoSys” as the corporate name of MorphoSys and its subsidiaries (for the subsidiaries, subject to customary pre- and suffixes to distinguish them from the parent company), subject to the Merger Squeeze-Out and until such time as the Merger Squeeze-Out becomes legally effective;

•

the continued intention to maintain the registered office and the administrative headquarters of MorphoSys in Planegg, Germany, as well as the R&D capability in this location, as described in Sec. 7.1.3 of this Statement, subject to the Merger Squeeze-Out and until such time as the Merger Squeeze-Out becomes legally effective;

•	MorphoSys’ employees and the respective employment conditions, as described in Sec. 7.1.4 of this Statement, including the Remuneration Modifications.

•

the structural measures, such as the Delisting and the squeeze-out procedure, as described in Sec. 7.2 of this Statement. In particular, the Management Board and the Supervisory Board value the simplification of the shareholder structure and the elimination of extensive disclosure and reporting obligations as a result of the Delisting.

8	CONSEQUENCES FOR MORPHOSYS SECURITYHOLDERS

The following information is to assist MorphoSys Securityholders in assessing the consequences of accepting or not accepting the Delisting Purchase Offer. It reflects certain considerations the Management Board and Supervisory Board deem relevant in connection with such an evaluation. However, this cannot and does not purport to be a complete list of considerations individual MorphoSys Securityholders may deem relevant, in particular due to differing individual circumstances. MorphoSys Securityholders must therefore form their own opinion as to the consequences of accepting or not accepting the Delisting Purchase Offer in light of their individual circumstances.

The Management Board and the Supervisory Board reiterate that they do not and cannot offer an assessment of the tax consequences for individual MorphoSys Securityholders, respectively, including whether accepting or not accepting the Delisting Purchase Offer would result in tax disadvantages (in particular regarding any capital gains tax liabilities). The Management Board and the Supervisory Board note that the Bidder has provided certain information on material German and U.S. federal income tax consequences in Sec. 20 of the Offer Document.

The Management Board and the Supervisory Board recommend that the MorphoSys Securityholders obtain expert advice as appropriate.

8.1	Possible Consequences of Acceptance of the Delisting Purchase Offer

MorphoSys Securityholders intending to accept the Delisting Purchase Offer should take into account the following:

Those MorphoSys Securityholders that accept or have accepted the Delisting Purchase Offer will no longer profit from any positive performance of the stock exchange price of the MorphoSys Shares or from any favorable development in MorphoSys’ business with the Tendered MorphoSys Shares, as long as stock exchange trading still takes place.

As set forth in Sec. 17 of the Offer Document, MorphoSys Securityholders that accept or have accepted the Delisting Purchase Offer may only withdraw their declared acceptance prior to the end of the Acceptance Period.

The Tendered MorphoSys Shares will not be tradeable on the stock exchange from the time of their rebooking to ISIN DE000A40ESD9. This significantly reduces the tradability and liquidity of the Tendered MorphoSys Shares. MorphoSys Shares represented by MorphoSys ADSs that are tendered in the Delisting Purchase Offer may also not be traded. MorphoSys ADSs that are tendered in the Delisting Purchase Offer will be blocked on the books of the ADS Depositary or DTC until the MorphoSys Shares represented by MorphoSys ADSs are accepted for purchase, or the MorphoSys ADSs are withdrawn, or returned in the case of termination of the Delisting Purchase Offer.

The Bidder is, subject to certain limitations, allowed to acquire additional MorphoSys Shares outside of the Delisting Purchase Offer, via the stock exchange or off-market at any time. If the Bidder, persons acting jointly with the Bidder, or their subsidiaries acquire additional MorphoSys Shares on a stock exchange at a higher price than the Offer Price after the Closing, the Bidder will not be required to adjust the Offer Price for the benefit of those MorphoSys Securityholders that accepted the Delisting Purchase Offer. After the Closing and the expiration of the one (1)-year period, also acquisitions of additional MorphoSys Shares at a higher price off-market by the Bidder, persons acting jointly with the Bidder, or their subsidiaries, will not require the Bidder to adjust the Offer Price for the benefit of those MorphoSys Securityholders that have already accepted the Delisting Purchase Offer.

Since the closing of the Previous Takeover Offer, the Bidder has the required majority at a general shareholders’ meeting of MorphoSys to implement certain significant corporate law structural measures. Possible structural measures include, changes to the articles of association, capital increases, exclusion of subscription rights of the MorphoSys Shareholders in capital measures, mergers, dissolution and other structural measures. MorphoSys Shareholders that accept the Delisting Purchase Offer will not participate in any compensation which is payable by law in the event of certain structural measures realized after the Closing, which compensation may be higher or lower than the Offer Price.

If the general meeting of MorphoSys resolves the transfer of the MorphoSys Shares of the MorphoSys Shareholders who have not accepted the Delisting Purchase Offer to the Bidder in return for payment of an appropriate Squeeze-Out Cash Consideration in connection with the Merger Squeeze-Out initiated by

Novartis BidCo Germany on 20 June 2024 pursuant to Secs. 327a et seqq. AktG or Secs. 62 para. 5 UmwG, 327a et seqq. AktG, as the case may be, the amount of the Squeeze-Out Cash Consideration to be paid would be determined by reference to the circumstances prevailing at the time of the passing by the general meeting of the resolution on the transfer of the shares. The adequacy of the amount of the Squeeze-Out Cash Consideration can be reviewed in a judicial award procedure. The amount of the appropriate cash settlement could be equal to, but could also be higher or lower than, the Offer Price of EUR 68.00 per MorphoSys Share. On the basis of the ongoing Squeeze-Out Valuation performed by ValueTrust on behalf of the Bidder, the Bidder is currently of the opinion that it is highly unlikely that the Squeeze-Out Cash Consideration per MorphoSys Share to be granted in connection with the implementation of the Merger Squeeze-Out will be higher than the Offer Price per MorphoSys Share.

8.2	Possible Consequences of Non-Acceptance of the Delisting Purchase Offer

MorphoSys Securityholders who do not intend to accept the Delisting Purchase Offer should take the following into account:

MorphoSys Shares in respect of which the Delisting Purchase Offer is not accepted may still be traded on the FSE for as long as they remain listed, i.e., until the Delisting. However, the present stock market price of the MorphoSys Shares reflects the fact that the Bidder published its decision to launch the Delisting Purchase Offer on 20 June 2024. It is uncertain whether, following completion of the Delisting Purchase Offer, the stock market price of the MorphoSys Shares will remain at its present level, rise above it or fall below it. The Bidder further points out that a stock market price for MorphoSys Shares on the regulated market of the FSE will no longer be available once the Delisting takes effect, i.e. presumably in August 2024, but not before the expiry of the Acceptance Period.

In the Delisting Agreement MorphoSys has undertaken to file the Delisting Application no later than one (1) week prior to the expiry of the Acceptance Period. Even if the Delisting Application should be delayed, the Closing may already result in a reduction of the free float of the issued MorphoSys Shares. It is further expected that the supply and the demand for MorphoSys Shares will be less than today after Closing and therefore that the liquidity of MorphoSys Shares will decrease. It will therefore be possible that buy and sell orders with respect to MorphoSys Shares cannot be executed or cannot be executed within the envisioned timeframe. Moreover, the possible limitation of the liquidity of MorphoSys Shares could result in substantially heavier price fluctuations of the MorphoSys Shares in the future.

Following the completion of the Delisting Purchase Offer, the MorphoSys Shares will no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and, therefore, will no longer be permitted for use as collateral for loans made by brokers.

Since settlement of the Previous Takeover Offer, the Bidder has the required voting majority at the general meeting of MorphoSys to enforce all important structural and other measures under corporate law at the general meeting of MorphoSys. This includes, for example, election and dismissal of shareholder representatives of the Supervisory Board, granting or rejecting discharge of Management Board or Supervisory Board members, amendments to the articles of association, capital increases and, if the majority requirements under statutory law and articles of association have been satisfied, exclusion of subscription rights for shareholders in capital measures as well as reorganizations, mergers and dissolution of MorphoSys. Only in the case of some of the aforementioned measures there would be an obligation for the Bidder under German law to submit to the minority shareholders, on the basis of a company valuation of MorphoSys, an offer to acquire their MorphoSys Shares in exchange for reasonable compensation or to grant other compensation. Because such company valuation would have to be based on circumstances existing at the time of the resolution adopted by the MorphoSys general meeting for the respective measure, such offer for compensation could be equivalent in value to the Offer Price but it could also be lower or higher. This applies in particular to the Merger Squeeze-Out initiated by the Bidder on 20 June 2024. Based on the assessment ValueTrust, the Bidder considers it highly unlikely that the compensation in connection with certain structural measures will exceed the Offer Price per MorphoSys Share (see Sec. 6.2 of this Statement).

Following completion of the Delisting, MorphoSys will terminate the ADS Deposit Agreement, pursuant to which the ADS Depositary maintains an ADS facility for the MorphoSys Shares. Once the ADS Deposit Agreement is terminated, MorphoSys ADS Holders will only have the right to receive MorphoSys Shares underlying MorphoSys ADSs upon surrender of MorphoSys ADSs and payment of applicable fees of the ADS Depositary. At any time after the date of termination the ADS Depositary may sell the remaining deposited MorphoSys Shares held under the ADS Deposit Agreement and hold the proceeds of such sale for the benefit of holders of MorphoSys ADSs that have not been surrendered. Regardless of such termination of the ADS Deposit Agreement, following Closing, the number of MorphoSys ADSs outstanding is expected to be reduced, which is expected to reduce the liquidity and market value of both the MorphoSys ADSs and their underlying MorphoSys Shares. In addition, the listing of MorphoSys ADSs may be terminated as a result of declined liquidity.

9	REGULATORY APPROVALS AND PROCEDURES

According to Sec. 11 of the Offer Document, the BaFin approved the publication of the German version of the Offer Document on 4 July 2024. No further regulatory approvals, authorizations or procedures are required in connection with the Delisting Purchase Offer or the publication of the Offer Document.

10	BACKGROUND OF THE DELISTING PURCHASE OFFER, PREVIOUS CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS WITH NOVARTIS

In the last two (2) years, Novartis AG and MorphoSys have entered into agreements for collaborations and global licensing of certain MorphoSys assets in the ordinary course of business. The total value of these transactions over the last two (2) years amounted to approximately MUSD 23.

Except as set forth in this Statement or otherwise incorporated by reference herein, as of the date of the publication of this Statement, there are no material agreements, arrangements or understandings, or actual or potential conflicts of interest, between (i) MorphoSys or any MorphoSys Group Company, on the one hand, and (ii) their respective (x) Management Board members, Supervisory Board members, executives or MorphoSys Affiliates, or (y) Novartis AG or any of its officers, directors or affiliates, on the other hand.

Except as disclosed in Sections 8.1, 8.2 and 9.6.2 of the Offer Document, there have been no contacts, negotiations or transactions in the past two (2) years between Novartis AG or any of its subsidiaries or, based on a careful review and to the best of the knowledge and belief of Novartis AG and the Bidder, any person listed in Section 6.2 or Section 6.3 of the Offer Document on the one hand and MorphoSys or a MorphoSys Affiliate on the other hand regarding a merger, amalgamation, acquisition, public takeover offer or other acquisition of any class of securities of MorphoSys, an election of members of the Management Board or Supervisory Board or the sale and transfer of a significant portion of the assets of MorphoSys.

During the sixty (60) days prior to the date of publication of this Statement, to the knowledge of MorphoSys, after due diligence, no transactions in MorphoSys Shares have been entered into by MorphoSys or by members of the Management Board and Supervisory Board, MorphoSys executives, MorphoSys Affiliates or subsidiaries of MorphoSys, except for the acceptance of the Previous Takeover Offer.

10.1	Previous Takeover Offer

The Bidder is already a controlling shareholder of MorphoSys. As a result of the settlement of the Previous Takeover Offer (see Sec. 6.7.1 of the Offer Document) the Bidder acquired an interest in MorphoSys of approximately 77.78% of the share capital and approximately 77.89% of the voting share capital. Taking into account parallel purchases on the stock exchange in the period from 12 April 2024 to

16 April 2024, (see Sec. 6.7.2 of the Offer Document), the Bidder held approximately 89.34% of the share capital and approximately 89.47% of the voting share capital of MorphoSys after completion of the Previous Takeover Offer, i.e., on 10 June 2024. The Previous Takeover Offer occurred in implementation of the Business Combination Agreement as described in more detail in Sec. 8.1.2 of the Offer Document and was directed at the acquisition of a strategic interest by Novartis in MorphoSys. The Business Combination Agreement provides, inter alia, that, immediately following the settlement of the Previous Takeover Offer, the Bidder will take all necessary steps for the Delisting.

For a comprehensive chronology summarizing the key meetings and events that led to the signing of the Business Combination Agreement, please see Sec. 10.1 of the joint reasoned statement by the Management Board and the Supervisory Board published on 11 April 2024 in connection with the Previous Takeover Offer.

The Previous Takeover Offer was settled on 23 May 2024 regarding the MorphoSys Shares tendered during the acceptance period and on 10 June 2024 regarding the MorphoSys Shares tendered during the additional acceptance period.

10.2	Further Agreements after the Launch of the Previous Takeover Offer

On 24 May 2024, three agreements described in Sec. 8.1.4 of the Offer Document were entered into between certain MorphoSys Group and Novartis companies, providing for a framework for collaboration during the period between the settlement of the Previous Takeover Offer and the legal effectiveness of the Merger Squeeze-Out(the “Interim Period”).

10.2.1	Development and Pre-Commercialization Support Agreement

MorphoSys and Novartis Pharma entered into a Development and Pre-Commercialization Support Agreement (the “DPSA”), which governs, during the Interim Period, the joint development activities for pelabresib and tulmimetostat, as well as the pre-commercialization preparation for the launch of pelabresib.

The parties to the DPSA agree to perform specified activities, as allocated between them, within agreed timelines and budgets according to an agreed development plan and agreed overview of pre-commercialization accountabilities and deliverables, with joint approval required for additional work or plan changes, and with MorphoSys generally taking the lead on publication, regulatory and patent activities, in each case, subject to the governance mechanisms described in the paragraph below. In addition, subject to the terms of the DPSA, Novartis Pharma has direct access to patient-level raw data for independent assessment, has the ability to provide additional database management resources and has the right to interact directly with trial investigators.

The DPSA provides for the establishment of various governance committees, in particular the Joint Development Steering Committee (the “JDSC”) and the Joint Commercial Steering Committee (the “JCSC”), both consisting of equal representation from Novartis Pharma on the one hand and MorphoSys and on the other hand. The JDSC oversees development activities, while the JCSC oversees pre-commercialization activities. Both committees have the authority to amend the development plan and the overview of pre-commercialization accountabilities and deliverables and budgets (as applicable). Decisions within these committees are generally unanimous, with the exception of: (i) certain development activities with respect to pelabresib, certain amendments to the overview of pre-commercialization accountabilities and deliverables, or matters subject to the QAA (as defined in Sec. 10.2.3 below), which, in each case, may be decided by Novartis Pharma; and (ii) certain safety-related actions in clinical trials, which may be decided by the sponsor of the relevant trial.

10.2.2	Cooperation Agreement

In addition, MorphoSys, Novartis AG and the Bidder entered into a Cooperation Agreement, which sets out the principles and key areas of cooperation between Novartis and MorphoSys during the Interim

Period (the “CA”). The CA provides for a consultation and cooperation mechanism for management decisions in certain specified areas, with decision-making rights remaining with MorphoSys. In addition, the CA gives Novartis certain information rights, including with respect to financial reporting.

10.2.3	Quality Assurance Agreement

In addition, MorphoSys and Novartis Pharma entered into a Quality Assurance Agreement (the “QAA”). The QAA provides that MorphoSys shall comply with certain defined quality standards with respect to good manufacturing practice, good laboratory practice, good development practice, good clinical practice and good distribution practice in the performance of activities related to the DPSA and the CA.

10.2.4	Shareholder Loan Facility Agreement

On 20 June 2024 the Bidder and MorphoSys concluded an agreement on a loan facility up to EURm 500 by the Bidder as the shareholder of MorphoSys (Shareholder Loan Facility Agreement, the “SLFA”). The SLFA has a term until 31 December 2026 at the latest and has the purpose to provide MorphoSys with the financial resources required following the completion of the Previous Takeover Offer. The conclusion of the SLFA is part of the fulfilment of the obligation of the Bidder under the BCA.

10.2.5	Delisting Agreement

As described in Sec. 1.1 of this Statement, MorphoSys and the Bidder entered into the Delisting Agreement on 20 June 2024, which sets forth their mutual understanding and their intentions with respect to the Delisting.

(a)	Supporting the Delisting

The Delisting Agreement states that the Bidder, the Management Board and the Supervisory Board believe that the Delisting is in MorphoSys’ best interest. It further states that the Bidder and MorphoSys believe that the broader public equity capital market is no longer a favorable environment for MorphoSys’ future strategy and that it is appropriate from a strategic and financing perspective to pursue the Delisting and subsequently to terminate the inclusion of the MorphoSys Shares in the regulated unofficial market of the Berlin Stock Exchange (Wertpapierbörse Berlin) as well as on the unregulated market on the stock exchanges of Dusseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange, to the extent that such inclusion was effected at the request of MorphoSys, and that MorphoSys will enable a delisting of the MorphoSys Shares from Nasdaq as well as the deregistration of the MorphoSys Shares under the U.S. Exchange Act.

(b)	Delisting Purchase Offer

The Delisting Agreement sets out the Bidder’s obligation to announce the Delisting Purchase Offer, to prepare and submit the Offer Document to BaFin and to publish it in accordance with the relevant provisions of the WpÜG, and to file with the SEC a tender offer statement on Schedule TO with respect to the Delisting Purchase Offer.

In addition, the Delisting Agreement provides that the Management Board and the Supervisory Board, subject to their fiduciary duties, will prepare and publish the joint reasoned statement, which shall reflect that the Management Board and the Supervisory Board, after having duly reviewed and analyzed the Delisting Purchase Offer (including the Offer Document), acting in good faith and in accordance with their duties, (i) regard the Offer Price as fair from a financial perspective, adequate (angemessen) pursuant to Sec. 31 para. 1 WpÜG, and attractive, (ii) determined that the Delisting Purchase Offer and the other transactions contemplated by the Delisting Agreement are in the best interest of MorphoSys, (iii) welcome and support the Delisting Purchase Offer and (iv) they recommend to the MorphoSys Securityholders to tender their MorphoSys Securities into the Delisting Purchase Offer.

The Delisting Agreement also provides for MorphoSys’ obligation to prepare and file a Schedule 14D-9 with the SEC as described in more detail in Sec. 2.9 above.

(c)	Delisting

The Delisting Agreement provides that the Management Board shall file the Delisting Application no later than one (1) week prior to the expiry of the Acceptance Period, i.e., by 26 July 2024, with the management body (Geschäftsführung) of the FSE to effect the Delisting at the end of the Acceptance Period at the earliest and in accordance with any timing requirements imposed by BaFin or the FSE. MorphoSys and the Bidder have undertaken to promptly take all steps required for the filing this Delisting Application subject to their fiduciary duties and effectuating the Delisting as soon as practicable following the filing of the Delisting Application.

Furthermore, MorphoSys has undertaken to promptly take all steps required for the termination of the inclusion of the MorphoSys Shares in the sub-segment Berlin Second Regulated Market as regulated unofficial market of the Berlin Stock Exchange (Wertpapierbörse Berlin) as well as on the unregulated open market (Freiverkehr) on the stock exchanges of Düsseldorf, Hamburg, Hanover, Munich and Stuttgart, as well as via Tradegate Exchange, insofar as this inclusion took place at the request of MorphoSys, with effect at the earliest at the time of Delisting.

In addition, MorphoSys has undertaken to promptly take all necessary steps under applicable laws (including the rules and policies of Nasdaq) to enable and obtain eligibility for a delisting of the MorphoSys ADSs from Nasdaq as well as the deregistration of the MorphoSys shares under the U.S. Exchange Act. Further, MorphoSys will refrain from filing any application for any listing of MorphoSys Shares on any regulated market (regulierter Markt) of any stock exchange or taking any action to directly cause, explicitly support or explicitly approve the inclusion of MorphoSys Shares for trading in the open market (Freiverkehr) of any stock exchange.

(d)	Effectiveness, Term and Termination

The Delisting Agreement has been effective since the day of its execution on 20 June 2024, has a fixed term of eighteen (18) months, and provides for customary termination rights.

The summary of material terms of the Delisting Agreement do not purport to be complete and are subject to the individual agreements made in the Delisting Agreement, which is incorporated herein by reference, and was filed as Exhibit 99.2 to a Form 6-K filed by MorphoSys with the SEC on 20 June 2024.

10.2.6	Confidentiality Agreement

On 27 November 2023, MorphoSys entered into a confidentiality and non-disclosure agreement with Novartis AG (the “Confidentiality Agreement”), which is included as Exhibit (e)(3) to the Schedule 14D-9 and is incorporated herein by reference. The Confidentiality Agreement has since then formed the basis among the parties to the Confidentiality Agreement, their affiliates and advisors for the exchange of information relating to MorphoSys and Novartis AG, including their subsidiaries and business activities.

11	PERSONS OR ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED

Solicitations or recommendations in connection with the Delisting Purchase Offer may be made by members of the Management Board, the Supervisory Board, the Executive Committee or employees of MorphoSys, for which services no additional compensation will be paid. No other persons may be deemed to be directly or indirectly employed, retained or compensated to make solicitations or recommendations in connection with the Delisting Purchase Offer.

12	PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS

Except as described in this Statement, MorphoSys is not undertaking or engaged in any negotiations in response to the Delisting Purchase Offer that relate to (i) any other acquisition of MorphoSys Securities, any of its subsidiaries or any other person, (ii) any extraordinary transaction, such as a reorganization or liquidation, involving MorphoSys or any of its subsidiaries, (iii) any purchase, sale or transfer of a material amount of the assets of MorphoSys or any of its subsidiaries, or (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization of MorphoSys.

Except as otherwise described in this Statement, there are also no transactions, board resolutions, agreements in principle or signed contracts that were entered into in response to the Delisting Purchase Offer that relate to one or more of the matters referred to in the preceding paragraph.

13	INTERESTS OF THE MEMBERS OF THE MANAGEMENT BOARD AND SUPERVISORY BOARD

After completion of the Previous Takeover Offer, Heinrich Moisa, Romain Lege and Silke Mainka were court appointed as the Supervisory Board members of MorphoSys. These Supervisory Board members as well as one (1) further representative of Novartis, Christian Diehl, shall be proposed as candidates for the election of the Supervisory Board of MorphoSys in the next general meeting of MorphoSys (see Sec. 9.5 of the Offer Document).

Besides that, no cash payments or any other cash-equivalent benefits have been granted by the Bidder or by a person acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG either to Management Board members or Supervisory Board members of MorphoSys in connection with the Delisting Purchase Offer, nor have they been specifically suggested to Management Board members or Supervisory Board members.

The members of the Management Board Arkadius Pichota and Lukas Gilgen have dormant employment contracts with companies of Novartis which are persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG. Both members of the Management Board nevertheless took part in the discussion and resolution on this Statement, disclosing a possible conflict of interest, and voted unanimously in favour of issuing this Statement.

The members of the Supervisory Board Heinrich Moisa, Romain Lege and Silke Mainka are employed by companies of Novartis which are persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG. The members of the Supervisory Board Heinrich Moisa, Romain Lege and Silke Mainka nevertheless took, disclosing a possible conflict of interest, part in the discussion and resolution on this Statement. The Supervisory Board voted unanimously in favour of issuing this Statement.

14	SHAREHOLDINGS OF THE MEMBERS OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD

As of the date of the Offer Document, Novartis BidCo Germany, a subsidiary of the Bidder and an affiliate (verbundenes Unternehmen) of MorphoSys, directly holds 34,337,809 MorphoSys Shares, corresponding to approximately 91.04 % of the share capital and approximately 91.17% of the voting share capital of MorphoSys. As of the date of publication of this Statement, no affiliate of MorphoSys (other than Novartis BidCo Germany), subsidiary of MorphoSys, member of the Management Board or member of the Supervisory Board holds any MorphoSys Securities.

15	FINAL STATEMENT AND RECOMMENDATION

Each MorphoSys Securityholder must make their own decision on whether or not to accept the Delisting Purchase Offer, taking into account the overall circumstances, their individual situation (including their individual tax situation), and their personal assessment of the possibilities of the future development of the value and share price of MorphoSys Shares.

Subject to applicable law, the Management Board and the Supervisory Board assume no responsibility in the event that the acceptance or non-acceptance of the Delisting Purchase Offer should subsequently have adverse economic consequences for any MorphoSys Securityholder.

After due and careful consideration of the information in this Statement and the overall circumstances of and in connection with the Delisting Purchase Offer as well as the goals and intentions of the Bidder, and in light of an overall assessment of the audits, analyses and evaluations performed, the Management Board and the Supervisory Board regard the consideration offered by the Bidder to be attractive, fair and adequate within the terms of Sec. 31 para. 1 WpÜG.

Furthermore, after due consideration, the Management Board and the Supervisory Board, each for itself, (i) unanimously determined that, the Delisting Purchase Offer and the related actions as contemplated in the Delisting Agreement, at the terms of the Delisting Agreement, are in the best interest of MorphoSys and the MorphoSys Securityholders, the sustainable success of its business and of its clients, employees and other stakeholders and (ii) unanimously approved the execution and the delivery of the Delisting Agreement by MorphoSys and the performance by MorphoSys of its obligations under the Delisting Agreement and the completion of the transactions contemplated by the Delisting Agreement, including the Delisting Purchase Offer.

Therefore, upon due consideration of the Delisting Purchase Offer and the related actions as contemplated in the Delisting Agreement and, taking into account the considerations and explanations contained in this Statement, the Management Board and the Supervisory Board unanimously welcome and support the Delisting Purchase Offer and recommend to all MorphoSys Securityholders to accept the Delisting Purchase Offer and tender their MorphoSys Securities under the Delisting Purchase Offer.

This Statement and the recommendation given above were both unanimously adopted by the Management Board and the Supervisory Board independently on 4 July 2024.

Planegg, Germany, 4 July 2024

MorphoSys AG

The Management Board	The Supervisory Board